As filed with the Securities and Exchange Commission on May 13, 2005
                           Registration No. _________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            O2 Secure Wireless, Inc.
                ------------------------------------------------
                 (Name of small business issuer in its charter)

         Georgia                      3669                       45-0526044
--------------------------------------------------------------------------------
(State of Incorporation)  (Primary Standard Industrial        (I.R.S. Employer
                          Classification Code Number)        Identification No.)

                       3300 Holcomb Bridge Rd., Suite 226
                             Norcross, Georgia 30092
                                 (678) 942-0684
          (Address and telephone number of principal executive offices)

                                Keith A. Greaves
                       3300 Holcomb Bridge Rd., Suite 226
                             Norcross, Georgia 30092
                                 (678) 942-0684
            (Name, address and telephone number of agent for service)

                                   Copies to:

         Robert J. Mottern, Esq.                    Brent S. Gillett, Esq.
    WEIZENECKER, MOTTERN & FISHER, P.C.             1545 Peachtree Street
         1800 Peachtree Street                             Suite 650
               Suite 620                            Atlanta, Georgia 30309
         Atlanta, Georgia 30309                  Telecopier No.: 678-840-2126
       Telecopier No.: 404-917-0979

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


----------------------------------------------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
-------------------------------- --------------------- ---------------------- ---------------------- -----------------
    Title of Each Class of           Amount to Be        Proposed Minimum       Proposed Maximum        Amount of
  Securities To Be Registered         Registered        Offering Price Per     Aggregate Offering    Registration Fee
                                                             Share (1)              Price (1)
-------------------------------- --------------------- ---------------------- ---------------------- -----------------
Common stock, no par value            5,046,666                $1.50               $7,569,999            $890.99
-------------------------------- --------------------- ---------------------- ---------------------- -----------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of current date.

(2) The proposed offering price per share of $1.50 is only until a market for the Company's common stock develops, if ever.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                  Subject to completion, dated April ____, 2005
                            O2 Secure Wireless, Inc.
                        5,046,666 Shares of Common Stock

     This prospectus relates to the sale of up to 5,046,666 shares of O2 Secure Wireless, Inc.'s common stock by certain selling shareholders identified in this prospectus. All of the shares, when sold, will be sold by these selling shareholders. Please refer to "Selling Stockholders" beginning on page 15. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.

     At this time, there is no public market for our common stock. However, upon commencement of this offering, we intend to apply for trading of our common stock on the OTC Bulletin Board. Once a market has been established, the price of the shares will be at the market, and the price of our stock will fluctuate based on the demand for the shares of common stock. We believe the shares will begin trading in the range of $1.50 per share. We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

     With the exception of T. Scott Conley and Keith A. Greaves, who are "underwriters" within the meaning of the Securities Act of 1933, no underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of common stock by the selling stockholders will be placed in escrow, trust or any similar account. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling stockholders will pay no offering expenses.

     This offering is highly speculative and these securities involve a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 6.

     This offering will terminate 36 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus is May ___, 2005.

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. Neither the Selling Stockholders nor O2 Secure Wireless may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

Item Description                                                     Page No.
PROSPECTUS SUMMARY........................................................5

ABOUT US..................................................................5

THE OFFERING..............................................................5

SUMMARY CONSOLIDATED FINANCIAL INFORMATION................................6

RISK FACTORS..............................................................6

FORWARD-LOOKING STATEMENTS................................................15

SELLING STOCKHOLDERS......................................................15

USE OF PROCEEDS...........................................................26

DILUTION..................................................................26

SHARES OF THE COMPANY ELIGIBLE FOR FUTURE SALE............................27

PLAN OF DISTRIBUTION......................................................29

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION................30

DESCRIPTION OF BUSINESS...................................................33

MANAGEMENT................................................................38

EXECUTIVE COMPENSATION....................................................39

LEGAL PROCEEDINGS.........................................................40

PRINCIPAL STOCKHOLDERS....................................................40

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................42

DESCRIPTION OF SECURITIES.................................................43

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
  AND FINANCIAL MATTERS...................................................45

EXPERTS...................................................................45

LEGAL MATTERS.............................................................45

HOW TO GET MORE INFORMATION...............................................45

INFORMATION NOT REQUIRED IN PROSPECTUS....................................60

SIGNATURES................................................................63

     Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

     You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

                               PROSPECTUS SUMMARY

     O2 Secure Wireless, Inc. is a wireless Internet service provider (WISP) that targets high-density residential areas throughout the southeastern region of the United States. Our plan is to provide high-speed broadband Internet connections using wireless fidelity (WI-FI) technology on a monthly subscription basis to residents of apartment complexes.

     We incurred losses of ($250,460) and ($185,561) for the period of inception (October 29, 2003) to September 30, 2004, and the three months ended December 31, 2004, respectively. In addition, we had working capital of $79,542 as of December 31, 2004. The report of our auditors on its audited financial statements contains an explanatory note raising substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon many factors, including our ability to obtain financing. Management's plan, in this regard, is to actively pursue debt and/or equity financing, as needed, to control our expenses, and to continually evaluate our profitability.

                                    ABOUT US

     We were incorporated in the State of Georgia on October 29, 2003. Our principal place of business is located at 3300 Holcomb Bridge Rd., Suite 226, Norcross, Georgia 30092. Our telephone number is (678) 942-0684.

     We maintain a website at www.o2securewireless.com which contains descriptions of the services and products that we offer, and allows password protected access by our subscribers to maintain and view information about their account with us.

                                     THE OFFERING

 This offering relates to the sale of common stock by the Selling Stockholders.

Common Stock Offered ...................5,046,666 shares by Selling Stockholders

Offering Price  ........................Market price

Common Stock Outstanding Before
 the Offering ..........................21,896,666 shares

Use of Proceeds ........................We will not receive any proceeds from the shares offered by the selling
                                        stockholders.  See "Use of Proceeds."

Risk Factors ...........................The securities offered hereby involve a high degree of risk. See "Risk Factors."

Over-the-Counter Bulletin Board Symbol..None.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The summary financial information set forth below is derived from and should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

                      Selected Statement of Operations Data

                                           October 29, 2003
                                     (Inception) to September Three Months Ended
                                               30, 2004        December 31, 2004

Revenues, Net                             $                93   $         3,272
Operating Expenses                                    204,718           197,347
                                     ------------------------ -----------------
Net Loss                                             (204,625)         (194,075)
                                     ======================== ==================

Earnings (Loss) Per Share - Basic and Diluted           (0.01)            (0.01)
                                     ======================== ==================

                           Selected Balance Sheet Data

                                           September 30, 2004  December 31, 2004
                                           ------------------ ------------------

Current Assets                              $         297,200   $       313,829
Property and Equipment                                 85,767           247,067
                                           ------------------ ------------------
Total Assets                                          382,967           560,896
                                           ================== ==================

Current Liabilities                                   241,125           214,629
Stockholders' Equity                                  141,842           346,267
                                           ------------------ ------------------
Total Liabilities and Stockholders' Equity            382,967           560,896
                                           ================== ==================

                                  RISK FACTORS

     We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

We Have Historically Lost Money And Losses Will Continue In The Future

     For the period from inception (October 29, 2003) to September 30, 2004, we lost ($204,625). For the quarter ended December 31, 2004, we lost ($194,075). Our stockholders' equity at December 31, 2004 was $346,267. We expect that we will incur operating losses for the foreseeable future.

Our Negative Cash Flow, Operating Losses And Limited Operating History Make It Difficult or Impossible To Evaluate Our Performance And Make Predictions About The Future

     We have a limited operating history and have not operated in the "Wi-Fi" market prior to 2004. We are in the early stages of deploying our wireless networks. Our wireless Internet service is currently deployed at a several multi-dwelling units in Charlotte, North Carolina and Atlanta, Georgia.
Consequently, there is no meaningful historical operating or financial information about our business upon which to evaluate future performance.

     We cannot assure generation of significant revenues, sustained profitability or generation of positive cash flow from operating activities in the future. If we cannot generate enough revenue, our business may not succeed and our common stock may have little or no value.

Our Business Model Uses Estimates To Project Revenues And Cost, Is Unproven, And May Not Yield The Anticipated Revenue Or Profitability

     Initial cost projections of providing high-speed reliable access to the consuming public are extremely difficult to develop. Although variables have been established for the mean installation cost and the cost of revenue, they are dependent on many other independent variables. It is possible that we may not have considered all costs involved. Due to many factors, the costs associated with network installation will vary between the various location venues that we are targeting. We will expand only into those markets and locations we believe will be profitable after considering installation costs and other competitive factors. There is no assurance that we will be successful using our business model.

We May Not Be Able To Accommodate Rapid Growth Which Could Impact Our Business And Financial Results

     We are currently managing Wi-Fi networks installed in multi-dwelling  units
(MDU), which include multi-family residences and apartment/condominium complexes. To manage anticipated growth, we must continue to implement and improve our operational, financial and management information systems. We must also hire, train and retain additional qualified personnel, continue to expand and upgrade core technologies, and effectively manage our relationships with end users, suppliers and other third parties. Our expansion could place a significant strain on our current services and support operations, sales and administrative personnel, capital and other resources. We could also experience difficulties meeting demand for our services. We cannot guaranty that our systems, procedures or controls will be adequate to support operations, or that management will be capable of fully exploiting the market. Our failure to effectively manage growth could adversely affect our business and financial results.

If Our Security Measures Are Breached And Unauthorized Access Is Obtained To A Customer's Internal Network, Our Services May Be Perceived As Not Being Secure And Customers May Curtail Or Stop Using Our Services

     It is imperative that the data transfers of our customers be secure. Important to our ability to attract and retain customers is our network security and the authentication of the end user's credentials. These measures are designed to protect against unauthorized access to our customers' networks. Because techniques used to obtain unauthorized access or to sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures against unauthorized access or sabotage. If an actual or perceived breach of network security occurs, regardless of whether the breach is attributable to our services, the market perception of the effectiveness of our security measures could be harmed. We have not experienced any significant security breaches to our deployed networks.

Our Customers Require A High Degree Of Reliability In Our Services And, If We Cannot Meet Their Expectations, Demand For Our Services Will Decline

     Any failure to provide reliable Internet access or a satisfactory experience for our customers, whether or not caused by our own failure, could reduce demand for our services. Because we have only recently begun to place customers on our Wi-Fi system, we have yet to experience any negative customer response.

The Telecommunications Industry Has Recently Experienced Consolidation Among Network Service Providers And Impaired Our Ability To Negotiate Favorable Network Access Terms

     The telecommunications industry has recently experienced a number of bankruptcies and business failures that has decreased competition. If these conditions continue, some of these service providers may consolidate or otherwise cease operations, which would reduce the number of network service providers from which we would be able to obtain network access. To the extent this were to occur, while we would still be able to maintain operations and our Wi-Fi services with a small number of network service providers, we would potentially not be able to provide sufficient alternative access points in some geographic areas, which could diminish our ability to provide broad, reliable, redundant coverage. Further, our ability to negotiate favorable access rates from network service providers could be impaired, which could increase our network access expenses and harm our operating results.

We Face Strong Competition In Our Market, Which Could Make It Difficult For Us To Succeed

     We compete for customers primarily with facilities-based carriers, as well as with other non-facilities-based network operators. Some of our competitors have substantially greater resources, larger customer bases, longer operating histories and greater name recognition than we have. In addition, we face the following challenges from our competitors:

     o Price. Because many of our competitors own and operate physical networks, there is very little incremental cost for them to provide additional Internet connections. Should we be forced to lower our prices to compete, we would likely suffer a reduction in revenues.

     o Additional Services. Some of our competitors provide services that we do not, such as local exchange and long distance services and voicemail services. Potential customers who desire these services may choose to obtain their Internet access services from the competitor that provides these additional services.

     o Other Business Relationships. Potential customers may be motivated to purchase their Internet access services from a competitor in order to maintain or enhance their respective business relationships with that competitor.

We Have Completed A Limited Number Of High-Speed Wireless Installations And Face Increasing Competition For Future Installations

     The market for wireless data access services is in the early stages of development. Critical issues concerning wireless communications and data access, including security, reliability, cost, regulatory issues, ease of use and quality of service, remain unresolved and are likely to affect the market for high-speed service. We cannot reliably project potential demand for high-speed service, particularly whether there will be sufficient demand at the volume and prices we need to be profitable. Moreover, if the customer base for high-speed service does not expand at the rate required to support the planned deployment of our network, our revenues and business will suffer, and we may be unable to complete our planned deployment. In addition, competition to provide wireless data access services could result in a high turnover rate among users, which could have an adverse effect on business and results of operations.

     We must deploy our networks in a limited time in order to compete effectively. Rapid introduction of our service is crucial to successfully compete against other competitive access providers. If we were unable to deploy our networks in accordance with sales goals, we could incur substantial unanticipated costs or be forced to revise our business plan.

     We depend on physical infrastructure largely maintained by third parties and subject to disruption by events outside our control. Our success will depend upon the capacity, reliability and security of the infrastructure used to carry data between users and the Internet. A bandwidth carrier that provides poor service and has frequent network breaks greatly limits our ability to provide quality service to clients. Our financial and business results may be negatively affected by leasing poorly maintained infrastructure from various third parties.

Uncertain Demand For Our Services May Cause Operating Results To Fluctuate

     We are unable to forecast revenues with certainty because of the unknown demand for the consumer portion of our high-speed service and the emerging nature of the Wi-Fi industry. Revenues could fall short of expectations if we experience delays in completing the installation of network locations or entering into agreements with additional channel partners. Future operating results will be subject to annual fluctuations due to several factors, some of which are outside our control. We cannot provide assurances that such fluctuations will not adversely affect our business.

We Could Fail To Develop New Products And Services To Compete In This Industry Of Rapidly Changing Technology

     We operate in an industry with rapidly changing technology, and our success will depend on the ability to deploy new products and services that keep pace with technological advances. The market for Internet access is characterized by rapidly changing technology and evolving industry standards in both the Wi-Fi and Internet access industries. Our technology or systems may become obsolete upon the introduction of alternative technologies. If we do not develop and introduce new products and services in a timely manner, we may lose opportunities to competing service providers, which would adversely affect business and results of operations.

Our Ability To Grow Is Directly Tied To Our Ability To Attract And Retain Customers

     We have no way of predicting whether our marketing efforts will be successful in attracting new locations and acquiring substantial market share. Past efforts have been directed toward a limited target market of multi-dwelling units. If our marketing efforts fail, we may fail to attract new customers and fail to retain existing ones, which would adversely affect our business and financial results.

New And  Existing  Competition  May Gain  Market  Share And Limit Our  Potential
Growth

     We have great concern about competing firms entering our target markets. We recognize tremendous value in being the first-to-market in many different geographical areas and market verticals especially since most of the location contracts are long-term in nature. There is no assurance that new or existing competitors will not adversely affect our business.

We Could Fail To Attract Or Retain Key Personnel

     Our success largely depends on the efforts and abilities of key executives and consultants, including Scott Conley our Chief Operating Officer, and Keith
A. Greaves our Chief Financial Officer. The loss of the services of either officer could materially harm our business because of the cost and time necessary to replace and train a replacement. Such loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on either Conley or Greaves. We also have certain key employees who manage our operations and, if we were to lose their services, senior management would be required to expend time and energy to replace and train replacements. In addition, we need to attract additional high quality sales, technical and consulting personnel. To the extent that we are smaller than our competitors and have fewer resources, we may not be able to attract the sufficient number and quality of staff.

System Disruptions

     Our ability to attract and retain subscribers depends on the performance, reliability and availability of our services and infrastructure. We may experience periodic service interruptions caused by temporary problems in our own systems or in the systems of third parties upon whom we rely to provide service or support. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems and interrupt our services. Service disruptions could adversely affect our revenue and, if they were prolonged, would seriously harm our business and reputation. We do not carry business interruption insurance to compensate for losses that may occur as a result of these interruptions. Any of these problems could adversely affect our business.

We May In  The  Future  Be  Subject  To  Federal  and  State  Telecommunications
Regulation

     We are not currently subject to regulation by the FCC and state public utility commissions. Changes in the regulation or interpretation of legislation affecting our operations could have a material adverse effect on our business, operating results and financial condition.

We Are Subject To Municipal and Other Local Regulation

     Municipalities may require us to obtain building permits and licenses or franchises in order to install Wi-Fi equipment and Internet terminals in various locations. A municipality's decision to require us to obtain permits or licenses could delay or impede the deployment of our networks.

There Are Many Competitors In Our Industry

     While there are numerous companies involved in Wi-Fi, many of these firms are focused on delivering single product solutions. One or more of these companies may choose to compete against our target products and services. In addition to the large established companies, there are numerous small companies that may pursue similar markets with similar products and services. Increased competition could have material adverse consequences on us.

We May Be Unable To Obtain Additional Financing Which Could Affect Our Operating Performance And Financial Condition

     We will require additional capital. We cannot guaranty that additional financing will be available on favorable terms, or at all. Any additional financings may dilute the value and voting power of the common stock. We currently have no bank borrowings or credit facilities, and we cannot guaranty that we will be able to arrange any such debt financing or that such financing, if available, will be on acceptable terms. If we cannot obtain adequate funds, we cannot fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to market demands or to competitive pressures or market changes. All of these factors could have an adverse effect on our projected operating performance and financial condition.

Risks Associated With Potential Acquisitions

     As part of our business strategy, we may make acquisitions of, or significant investments in, complementary companies, products or technologies. Any such future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies. We cannot guaranty that we would be successful in overcoming these risks or any other problems encountered with such acquisitions, and our inability to overcome such risks could have a material adverse effect on its business, financial condition and results of operations.

Failure  To  Maintain  Adequate  General  Liability,   Commercial,  and  Product
Liability Insurance Could Subject Us To Adverse Financial Results

     While we carry general liability, product liability and commercial insurance, we cannot guaranty that this insurance will be adequate to protect us against any general, commercial and/or product liability claims. Any general, commercial and/or product liability claim which is not covered by such policy, or is in excess of the limits of liability of such policy, could have a material adverse effect on our financial condition. There can be no assurance that we will be able to maintain this insurance on reasonable terms.

Our Common Stock May Be Deemed To Be "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

     Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

     o    With a price of less than $5.00 per share;

     o    That are not traded on a "recognized" national exchange;

     o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

     o Issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

     Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

RISK RELATED TO THIS OFFERING

We May Issue Preferred Stock with Rights Superior to those of Holders of our Common Stock that could Dilute the Net Tangible Book Value of Our Common Stock

     Our articles of incorporation provide for the authorization of 10,000,000 shares of "blank check" preferred stock. Pursuant to our articles of incorporation, our board of directors is authorized to issue such "blank check" preferred stock with rights that are superior to the rights of stockholders of our common stock, at a purchase price then approved by our board of directors, which purchase price may be substantially lower than the market price of shares of our common stock, without stockholder approval.

Our Common Stock May Lack Liquidity And Be Affected By Limited Trading Volume

     We anticipate that our common stock will be traded on the OTC Bulletin Board. There can be no assurance that an active trading market for our common stock will be maintained or that the maintenance requirements for listing on the OTC Bulletin Board will be maintained. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock is likely to experience significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

The Volatility Of Stock Prices May Adversely Affect The Market Price Of Our Common Stock

     The market for our common stock is highly volatile. The trading price of our common stock could be subject to wide fluctuations in response to, among other things:

     o    quarterly variations in operating and financial results;

     o announcements of technological innovations or new products by our competitors or us;

     o changes in prices of our products and services or our competitors' products and services;

     o    changes in product mix;

     o    changes in our revenue and revenue growth rates;

     o    response to our strategies concerning software and the Internet; and

     o    marketing and advertising.

     Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which we do business, or relating to us, could result in an immediate effect on the market price of our common stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many software and Internet companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

We may not be able to achieve secondary trading of our stock in certain states because our common stock is not nationally traded.

     Because our common stock is not approved for trading on the Nasdaq National Market or listed for trading on a national securities exchange, our common stock is subject to the securities laws of the various states and jurisdictions of the United States in addition to federal securities law. This regulation covers any primary offering we might attempt and all secondary trading by our stockholders. While we intend to take appropriate steps to register our common stock or qualify for exemptions for our common stock in all of the states and jurisdictions of the United States, if we fail to do so the investors in those jurisdictions where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

No Expectation Of Dividends On Common Stock

     We have never paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon the future earnings, capital requirements, financial requirements and other factors that our Board of Directors will consider. Since we do not anticipate paying cash dividends on our common stock, the return on investment on our common stock will depend solely on an increase, if any, in the market value of the common stock.

Quarterly Operating Results Are Uncertain And May Fluctuate Significantly, Which Could Negatively Affect The Value Of The Common Stock

     Our quarterly results of operations have varied in the past and are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, some of which are outside of our control. We believe that revenues will be subject to fluctuations in the economy. Our results of operations may be impacted by these fluctuations. Consequently, our results of operations could be harmed by a downturn in the general economy or a shift in consumer buying patterns.

     Due to these and other factors, we believe that quarter-to-quarter comparisons of operating results may not be meaningful and investors should not rely upon them as an indication of future performance. Our operating expenses are based on expected future revenues and are relatively fixed in the short term. If revenues are lower than expected, we could be adversely affected. In this event, the market price of our common stock likely would decline.

Issuance Of Shares Of Common Stock In The Future

     Our articles of incorporation authorize the issuance of 50,000,000 shares of common stock with no par value. The future issuance of all or part of the remaining authorized common stock may result in dilution in the percentage of our common stock held by our existing stockholders. Also, any stock we sell in the future may be valued on an arbitrary basis by us, and the issuance of shares of common stock for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by existing shareholders.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

     The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering, subject to Rule 144 restrictions to affiliates and insiders. That means that up to 13,600,000 shares of common stock may be sold subject to various rules such as Rule 144 and insider trading restrictions. Such sales may cause our stock price to decline. The officers and directors of the company and those shareholders who are significant shareholders as defined by the Securities and Exchange Commission will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

Possible Volatility of Market Price

     From time to time after the offering, there may be significant volatility in the market price of the Common Stock. The stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of high technology and telecommunications companies and which may be unrelated to the operating performance of such companies. Factors such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions will vary from period to period. As a result of these factors, the Company's operating results from time to time may be below the expectations of public market analysts and investors. Any such event would likely have a material adverse effect on the market price of the Common Stock.

Substantial Control by Officers, Directors and Principal Shareholders

     After the sale of the shares of Common Stock offered hereby, the Company's officers and directors (including their affiliates) will retain voting control of approximately 56% of the Company's outstanding Common Stock and therefore will be able to exercise substantial control over the Company's affairs. Accordingly, if such persons act together, they will be able to elect all directors and exercise control over the business policies and affairs of the Company.

                           FORWARD-LOOKING STATEMENTS

     Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

     This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis and Plan of Operation" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

     This prospectus relates to the resale from time to time of up to a total of 5,046,666 shares of common stock by selling stockholders.

     The following table sets forth certain information regarding the beneficial ownership of our common stock as to the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of May 9, 2005 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 21,896,666 shares of common stock outstanding as of May 9, 2005.

     Except as described below, none of the selling stockholders within the past three years has had any material relationship with us or any of our affiliates:

     o T. Scott Conley has served as our Chief Executive Officer and chairman since October 29, 2003;

     o Keith A. Greaves has served as our Chief Financial Officer and a director since October 29, 2003;

     The term "selling stockholders" also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.

     The selling stockholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling stockholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling stockholders upon termination of this offering. These selling stockholders acquired their shares by purchase exempt from registration under section 4(2) of the Securities Act of 1933 or Regulation D under the Securities Act of 1933. We believe that the selling stockholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling stockholders. No selling stockholders are broker-dealers or affiliates or employees of broker-dealers. The securities included in this list include securities which would otherwise become saleable from time to time pursuant to Rule 144 as currently in effect.




                                 Total Shares      Shares % Before    % After  Relationship
Selling Stockholder                     Owned  Registered  Offering  Offering    (if any)
-------------------------------  ------------  ----------  --------  --------  ------------
T. Scott Conley                     5,600,000     200,000     25.6%   24.7%        (1)

Keith A. Greaves                    4,600,000     200,000     21.0%   20.1%        (2)

Transfer Management, Inc.           1,378,375   1,378,375      6.3%    0.0%       none

Robin Abraham                          12,000      12,000      0.1%    0.0%       none

Woodrow Acheson                         6,500       6,500      0.0%    0.0%       none

Charles Adamson                        15,000      15,000      0.1%    0.0%       none

Sadik Ahmed                            16,300      16,300      0.1%    0.0%       none

James Aitken                            5,000       5,000      0.0%    0.0%       none

Abubakar Sadiq Ajiya                    1,000       1,000      0.0%    0.0%       none

Danish Alam                             3,000       3,000      0.0%    0.0%       none

David Allen                            10,000      10,000      0.0%    0.0%       none

Michael Allfrey                         5,000       5,000      0.0%    0.0%       none

Martin Amegashitsi                      2,000       2,000      0.0%    0.0%       none

Rohit Anhal                             1,000       1,000      0.0%    0.0%       none

Charles Appleby                         5,000       5,000      0.0%    0.0%       none

Mooroogessa Arnacchhellum               2,000       2,000      0.0%    0.0%       none

Ali Ashgar                              5,500       5,500      0.0%    0.0%       none



                                       16

                                 Total Shares      Shares % Before    % After  Relationship
Selling Stockholder                     Owned  Registered  Offering  Offering    (if any)
-------------------------------  ------------  ----------  --------  --------  ------------
Gerald Michael Baker                    8,000       8,000      0.0%    0.0%       none

Charles Bannister                       5,000       5,000      0.0%    0.0%       none

David Barlow                            9,000       9,000      0.0%    0.0%       none

D H  Barnes                            22,000      22,000      0.1%    0.0%       none

Edward Barral                           4,000       4,000      0.0%    0.0%       none

Stephen Barriball                      20,000      20,000      0.1%    0.0%       none

Terence Beaumont                        4,000       4,000      0.0%    0.0%       none

David Roy Beech                        10,000      10,000      0.0%    0.0%       none

Graeme Bell                            19,000      19,000      0.1%    0.0%       none

Henry Benger                            5,000       5,000      0.0%    0.0%       none

Christopher Bennett                     6,000       6,000      0.0%    0.0%       none

Christopher Benton                      3,000       3,000      0.0%    0.0%       none

Jeffery Benton                          5,000       5,000      0.0%    0.0%       none

Jashveer Bhagrath                       6,000       6,000      0.0%    0.0%       none

Jawant Bhamber                          2,000       2,000      0.0%    0.0%       none

William Bland                          20,000      20,000      0.1%    0.0%       none

Martin Bleidiessel                      3,000       3,000      0.0%    0.0%       none

Alastair Bolton                        33,730      33,730      0.2%    0.0%       none

Derrick Brad                            5,000       5,000      0.0%    0.0%       none

Keith Bradshaw                         17,430      17,430      0.1%    0.0%       none

Ludwig Brenner                          2,000       2,000      0.0%    0.0%       none

Pat Brett                               3,000       3,000      0.0%    0.0%       none

Ronald Edward Brewer                    2,000       2,000      0.0%    0.0%       none

Brian Dale & Company                   25,000      25,000      0.1%    0.0%       none

Rodrick Broadberry                      5,000       5,000      0.0%    0.0%       none

Noel Brooksbank                         1,250       1,250      0.0%    0.0%       none

Mark Brownhall                          2,000       2,000      0.0%    0.0%       none

Peter Brummer                           4,000       4,000      0.0%    0.0%       none

Mark Bulman                             6,975       6,975      0.0%    0.0%       none



                                       17

                                 Total Shares      Shares % Before    % After  Relationship
Selling Stockholder                     Owned  Registered  Offering  Offering    (if any)
-------------------------------  ------------  ----------  --------  --------  ------------
Desmond George Caddy                    6,000       6,000      0.0%    0.0%       none

John Michael Calvert                    2,000       2,000      0.0%    0.0%       none

John Carroll                           20,000      20,000      0.1%    0.0%       none

Colin Castle                           11,000      11,000      0.1%    0.0%       none

Chancellor Holdings                    30,000      30,000      0.1%    0.0%       none

Raymond Arthur Chant                    6,000       6,000      0.0%    0.0%       none

Eileen Annie  Charnley                  7,660       7,660      0.0%    0.0%       none

Aziz Chaudhry                           4,000       4,000      0.0%    0.0%       none

Anthony  Clare                          4,000       4,000      0.0%    0.0%       none

Andrew Clough                          13,000      13,000      0.1%    0.0%       none

Ginilio Conti                           2,500       2,500      0.0%    0.0%       none

Robert Cook                             4,000       4,000      0.0%    0.0%       none

John Cope                              50,000      50,000      0.2%    0.0%       none

Patrick Cornelius                       7,000       7,000      0.0%    0.0%       none

David John Corsar                       2,500       2,500      0.0%    0.0%       none

Sally Anne Cosgrave                     2,000       2,000      0.0%    0.0%       none

Alex Coutts                             5,980       5,980      0.0%    0.0%       none

Dennis Cox                             63,000      63,000      0.3%    0.0%       none

David Crabb                             4,000       4,000      0.0%    0.0%       none

David Cresswell                         6,000       6,000      0.0%    0.0%       none

William Crighton                        4,000       4,000      0.0%    0.0%       none

Peter Cullen                           40,000      40,000      0.2%    0.0%       none

George Peter Maclean Cuthbertson       10,000      10,000      0.0%    0.0%       none

Karsten Dalsgaard                       5,980       5,980      0.0%    0.0%       none

Glyn Davies                             2,000       2,000      0.0%    0.0%       none

Christopher DeSouza                     5,000       5,000      0.0%    0.0%       none

Martin Deym                             6,000       6,000      0.0%    0.0%       none

Balbir Singh Dhillon                   38,000      38,000      0.2%    0.0%       none

Hauke Dodeck                           13,000      13,000      0.1%    0.0%       none

                                       18

                                 Total Shares      Shares % Before    % After  Relationship
Selling Stockholder                     Owned  Registered  Offering  Offering    (if any)
-------------------------------  ------------  ----------  --------  --------  ------------
Dermont Dolon                          13,000      13,000      0.1%    0.0%       none

Donagh Dougan                          11,000      11,000      0.1%    0.0%       none

Colin Elliot Douglas                    1,750       1,750      0.0%    0.0%       none

Paul Drake                              2,500       2,500      0.0%    0.0%       none

John Duffy                              3,000       3,000      0.0%    0.0%       none

Trevor Dunlop                           2,000       2,000      0.0%    0.0%       none

James Mark Anthony Duranjorda          46,800      46,800      0.2%    0.0%       none

George Economides                       2,500       2,500      0.0%    0.0%       none

Peter Edgell                            4,000       4,000      0.0%    0.0%       none

Christopher John Emery                 15,000      15,000      0.1%    0.0%       none

European Pension Management            62,500      62,500      0.3%    0.0%       none

Keith Evans                            14,000      14,000      0.1%    0.0%       none

Mark James Farnworth                    2,000       2,000      0.0%    0.0%       none

James Farquhar                          3,000       3,000      0.0%    0.0%       none

John Lionel Fenner                      2,000       2,000      0.0%    0.0%       none

David Ferris                           15,500      15,500      0.1%    0.0%       none

James Fitzmorris                        2,000       2,000      0.0%    0.0%       none

John Joseph Flatley                     2,500       2,500      0.0%    0.0%       none

Anthony Fletcher                        7,000       7,000      0.0%    0.0%       none

Kenneth Foster                          4,000       4,000      0.0%    0.0%       none

John Furniss                            1,000       1,000      0.0%    0.0%       none

John Gatrell                            2,500       2,500      0.0%    0.0%       none

William Gellatly                       15,000      15,000      0.1%    0.0%       none

Roger Glenham Clark                     5,000       5,000      0.0%    0.0%       none

Dorothy Goodman                         3,000       3,000      0.0%    0.0%       none

Sean Graham                             2,500       2,500      0.0%    0.0%       none

Siobhan Graham                          5,000       5,000      0.0%    0.0%       none

Terence Gregory                        35,000      35,000      0.2%    0.0%       none

Alan Grundy                             3,000       3,000      0.0%    0.0%       none

                                       19

                                 Total Shares      Shares % Before    % After  Relationship
Selling Stockholder                     Owned  Registered  Offering  Offering    (if any)
-------------------------------  ------------  ----------  --------  --------  ------------
Francis Grundy                          7,500       7,500      0.0%    0.0%       none

Keith Gurner                            2,000       2,000      0.0%    0.0%       none

Anthony Forrester Gyles                 8,000       8,000      0.0%    0.0%       none

David  Hall                             3,000       3,000      0.0%    0.0%       none

Fiona Hamilton                          9,000       9,000      0.0%    0.0%       none

John Hamilton-Stacey                    7,000       7,000      0.0%    0.0%       none

Baard Hamran                           13,000      13,000      0.1%    0.0%       none

Jack Harvey                            10,000      10,000      0.0%    0.0%       none

William Harrison  Hearn                 2,950       2,950      0.0%    0.0%       none

George Henderson                        4,000       4,000      0.0%    0.0%       none

John Hepworth                           6,000       6,000      0.0%    0.0%       none

Graham Herbert                         15,000      15,000      0.1%    0.0%       none

Steven Herterich                       52,925      52,925      0.2%    0.0%       none

Darryl Hewson                           3,000       3,000      0.0%    0.0%       none

Michael Fraser Hill                    18,000      18,000      0.1%    0.0%       none

Judith  Hindson                         3,000       3,000      0.0%    0.0%       none

Thomas Hockaday                         3,500       3,500      0.0%    0.0%       none

Betty Hodson                            2,000       2,000      0.0%    0.0%       none

Eugene Hoeberechts                      9,000       9,000      0.0%    0.0%       none

Christer Hoglund                        5,000       5,000      0.0%    0.0%       none

Kenneth  Hosgood                        6,970       6,970      0.0%    0.0%       none

Patrick Howell                          5,000       5,000      0.0%    0.0%       none

Frederick Blair Hughes                 12,500      12,500      0.1%    0.0%       none

Richard Hughes                          3,000       3,000      0.0%    0.0%       none

Vincent Edward  Hurn                    2,000       2,000      0.0%    0.0%       none

Robert Ibbertson                       12,000      12,000      0.1%    0.0%       none

Albert Norman Jackson                   2,000       2,000      0.0%    0.0%       none

Errord & Pearl Jarrett                 70,000      70,000      0.3%    0.0%       none

Patrick Jefferies                       9,675       9,675      0.0%    0.0%       none

                                       20

                                 Total Shares      Shares % Before    % After  Relationship
Selling Stockholder                     Owned  Registered  Offering  Offering    (if any)
-------------------------------  ------------  ----------  --------  --------  ------------
Frederick Stanley Jelly                 3,000       3,000      0.0%    0.0%       none

Terry Jenkins                           8,000       8,000      0.0%    0.0%       none

Alan Leslie Jones                      26,000      26,000      0.1%    0.0%       none

David I.M. Jones                        5,000       5,000      0.0%    0.0%       none

Gerald Alurd Joshua                     4,000       4,000      0.0%    0.0%       none

Bhapinder Juttla                       14,500      14,500      0.1%    0.0%       none

Peter Kelsall                           3,000       3,000      0.0%    0.0%       none

John Kemp                               6,000       6,000      0.0%    0.0%       none

Peter Kenworthy                         8,000       8,000      0.0%    0.0%       none

Fu-Meng Khaw                            2,000       2,000      0.0%    0.0%       none

William Kilpatrick                      1,200       1,200      0.0%    0.0%       none

Harold Eric King                       19,000      19,000      0.1%    0.0%       none

Mary King                              67,000      67,000      0.3%    0.0%       none

Terrance  King                         30,000      30,000      0.1%    0.0%       none

Mervin Kingston                        10,000      10,000      0.0%    0.0%       none

Paul Kirton                             2,000       2,000      0.0%    0.0%       none

Elizaberh Konare                        7,000       7,000      0.0%    0.0%       none

Adeegbuyi Kujore                        4,000       4,000      0.0%    0.0%       none

Donatus Kwesike                         2,000       2,000      0.0%    0.0%       none

Robert Laight                           3,000       3,000      0.0%    0.0%       none

Christopher Landmann                  125,000     125,000      0.6%    0.0%       none

Dale Edward Langley                    15,000      15,000      0.1%    0.0%       none

Wai Hung  Lau                           7,500       7,500      0.0%    0.0%       none

Paul Lefley                             1,500       1,500      0.0%    0.0%       none

Richard Graham Legge                    3,000       3,000      0.0%    0.0%       none

Hans Leptien                            5,000       5,000      0.0%    0.0%       none

Paul Liddy                              2,000       2,000      0.0%    0.0%       none

Anna Catrin Linden                      1,500       1,500      0.0%    0.0%       none

Melvyn Lloyd                            4,000       4,000      0.0%    0.0%       none

                                       21

                                 Total Shares      Shares % Before    % After  Relationship
Selling Stockholder                     Owned  Registered  Offering  Offering    (if any)
-------------------------------  ------------  ----------  --------  --------  ------------
Hellmut Longin                          5,000       5,000      0.0%    0.0%       none

Gordon Henry Low                        5,000       5,000      0.0%    0.0%       none

David & Ruth Lyes                       3,000       3,000      0.0%    0.0%       none

John Madeley                            2,000       2,000      0.0%    0.0%       none

Elizabeth Makepeace                     2,500       2,500      0.0%    0.0%       none

Mohammed Mazhar & Surreyya Ramzan
Malik                                   2,000       2,000      0.0%    0.0%       none

Peter William Mann                      6,000       6,000      0.0%    0.0%       none

Christopher Marr                        2,000       2,000      0.0%    0.0%       none

Brian  Martin                           6,000       6,000      0.0%    0.0%       none

Anthony Robert Matthews                35,500      35,500      0.2%    0.0%       none

Frank  McCarry                          3,000       3,000      0.0%    0.0%       none

Ellen McGill                            6,000       6,000      0.0%    0.0%       none

William Patrick McGrath                10,000      10,000      0.0%    0.0%       none

Robin George McGregor                 125,000     125,000      0.6%    0.0%       none

John McHugh                             2,000       2,000      0.0%    0.0%       none

Janice McIlveen                         4,000       4,000      0.0%    0.0%       none

John McInally                          11,000      11,000      0.1%    0.0%       none

Kenneth McVey                          15,000      15,000      0.1%    0.0%       none

David  Meek                             3,000       3,000      0.0%    0.0%       none

Claes Melin                            10,000      10,000      0.0%    0.0%       none

Stewart Milburn                         8,000       8,000      0.0%    0.0%       none

Ronald Millinger                        2,500       2,500      0.0%    0.0%       none

Dharmendra Mistry                       2,000       2,000      0.0%    0.0%       none

Fraser Mitchell                         5,000       5,000      0.0%    0.0%       none

Jennifer Mobsby                         2,400       2,400      0.0%    0.0%       none

Robert Moody                            7,500       7,500      0.0%    0.0%       none

Andrew George Moore                    15,000      15,000      0.1%    0.0%       none

John Moorhouse                          3,000       3,000      0.0%    0.0%       none



                                       22

                                 Total Shares      Shares % Before    % After  Relationship
Selling Stockholder                     Owned  Registered  Offering  Offering    (if any)
-------------------------------  ------------  ----------  --------  --------  ------------
Geoffrey Morris                         6,300       6,300      0.0%    0.0%       none

Jane Elizabeth Morris                  20,000      20,000      0.1%    0.0%       none

Stanley Murton                          2,500       2,500      0.0%    0.0%       none

Martin Nancekivell                      2,000       2,000      0.0%    0.0%       none

Rashid Nassoro                          5,000       5,000      0.0%    0.0%       none

Valerie Neill                           3,000       3,000      0.0%    0.0%       none

Ridley Nervin                           6,750       6,750      0.0%    0.0%       none

Dennis Newman                           3,000       3,000      0.0%    0.0%       none

Marc  Nunn                             10,250      10,250      0.0%    0.0%       none

Robert Nutt                             2,500       2,500      0.0%    0.0%       none

Jennifer Oliver                         6,100       6,100      0.0%    0.0%       none

J Ostreicher                           15,000      15,000      0.1%    0.0%       none

Dennis Francis O'Sullivan               2,500       2,500      0.0%    0.0%       none

Bhogilai Pancholi                      92,500      92,500      0.4%    0.0%       none

Colin Parson                            3,000       3,000      0.0%    0.0%       none

Premj Karsan  Patel                    10,500      10,500      0.0%    0.0%       none

Karen Margaret Paterson                 6,000       6,000      0.0%    0.0%       none

John Pathy                             10,000      10,000      0.0%    0.0%       none

Hans Henrik Pedersen                    5,000       5,000      0.0%    0.0%       none

Stephen Penny                           7,500       7,500      0.0%    0.0%       none

Berrist Phillips                       20,000      20,000      0.1%    0.0%       none

Reginald Pinker                         2,000       2,000      0.0%    0.0%       none

Helen Grace Powell                      3,000       3,000      0.0%    0.0%       none

Kenneth &  Jean Margaret Price         33,000      33,000      0.2%    0.0%       none

Samia  Rahman                           6,500       6,500      0.0%    0.0%       none

Michael Riley                          10,500      10,500      0.0%    0.0%       none

Inge Risjord                            3,000       3,000      0.0%    0.0%       none

Bryn Roberts                          150,000     150,000      0.7%    0.0%       none

John Eric Roberts                       4,500       4,500      0.0%    0.0%       none

                                       23

                                 Total Shares      Shares % Before    % After  Relationship
Selling Stockholder                     Owned  Registered  Offering  Offering    (if any)
-------------------------------  ------------  ----------  --------  --------  ------------
Martin W Robinson                      10,000      10,000      0.0%    0.0%       none

Uwe Roglin                              1,000       1,000      0.0%    0.0%       none

Jerry Rosenfield                       25,000      25,000      0.1%    0.0%       none

Stephen John  Rushton                  17,500      17,500      0.1%    0.0%       none

Monika Samuelsson                       2,000       2,000      0.0%    0.0%       none

Jagjit Sandhu                           5,000       5,000      0.0%    0.0%       none

David  Schwartz                         5,000       5,000      0.0%    0.0%       none

Alexander Semple                        6,000       6,000      0.0%    0.0%       none

Rajnikant Amratlal Shah                 2,000       2,000      0.0%    0.0%       none

Geoffrey John Shaxton                  40,000      40,000      0.2%    0.0%       none

Harold Shephard                         7,000       7,000      0.0%    0.0%       none

Terry & Jennifer  Sherwood             25,000      25,000      0.1%    0.0%       none

Johanna Monica Shirt                    3,000       3,000      0.0%    0.0%       none

Christopher Silcox                     20,000      20,000      0.1%    0.0%       none

Margaret Sinclair                      15,834      15,834      0.1%    0.0%       none

Brett Sinson                          215,000     215,000      1.0%    0.0%       none

Richard Smith                          13,000      13,000      0.1%    0.0%       none

Chris John Stanley                     65,000      65,000      0.3%    0.0%       none

Erik Steenberg-Kirstenssen              8,000       8,000      0.0%    0.0%       none

Erik Steenfeldt-Kristensen              8,000       8,000      0.0%    0.0%       none

Fitzroy Trevor Stewart                  5,832       5,832      0.0%    0.0%       none

John Stewart                           15,000      15,000      0.1%    0.0%       none

David Strachan                         15,000      15,000      0.1%    0.0%       none

Ronald Colin  Sturrock                  2,000       2,000      0.0%    0.0%       none

Sarwan Kumar Sumon                     13,000      13,000      0.1%    0.0%       none

John Surgenor                           9,750       9,750      0.0%    0.0%       none

George Tait                             4,000       4,000      0.0%    0.0%       none

Robert Tanton                           2,000       2,000      0.0%    0.0%       none

Alexander Charles  Taylor               2,000       2,000      0.0%    0.0%       none

                                       24

                                 Total Shares      Shares % Before    % After  Relationship
Selling Stockholder                     Owned  Registered  Offering  Offering    (if any)
-------------------------------  ------------  ----------  --------  --------  ------------
Celia Margeret Thomas                   5,000       5,000      0.0%    0.0%       none

Greig Watson Thompson                  10,000      10,000      0.0%    0.0%       none

Wayne Thompson                          2,000       2,000      0.0%    0.0%       none

Leonard McKay Todd                     36,000      36,000      0.2%    0.0%       none

Philip Valentine                       60,000      60,000      0.3%    0.0%       none

Marshall Walker                        11,500      11,500      0.1%    0.0%       none

E J  Warren                            19,000      19,000      0.1%    0.0%       none

Roy Buchanan Welford                    4,000       4,000      0.0%    0.0%       none

Robert Welsh                           13,250      13,250      0.1%    0.0%       none

Charles Whiteley                       15,000      15,000      0.1%    0.0%       none

Andrew Whittle                          5,750       5,750      0.0%    0.0%       none

Ron Willis                             53,500      53,500      0.2%    0.0%       none

Arthur Neville Wilson                   3,500       3,500      0.0%    0.0%       none

David Wilson                            2,000       2,000      0.0%    0.0%       none

Linda Wilson                            3,000       3,000      0.0%    0.0%       none

Andrew York                             1,000       1,000      0.0%    0.0%       none

1) Founder, Chief Executive Officer, President and Chairman of the Board.

2) Founder, Chief Financial Officer and Director.

     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

     With respect to certain selling stockholders, we agreed to keep this prospectus effective until the earlier of the date which is three years after this registration has been declared effective by the SEC, such earlier date as of which all of the common stock registered for resale hereunder has been sold, or such earlier date as of which all of the common stock registered hereunder may be sold under Rule 144. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.

     In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. Thirty-five states have what is commonly referred to as the "standard manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in one of the commonly accepted standard manuals (e.g. Standard and Poor's Corporate Manual), and the manual sets forth certain information: (1) the names of our officers and directors, (2) our balance sheet, and (3) our profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are:
Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Delaware, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia, and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

     We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our stockholders; provided however that we intend to take appropriate action to qualify securities for resale in the States of New York, Georgia and Florida.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholders and will inform them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

                                    DILUTION

     We are only registering shares of common stock already outstanding and held by selling stockholders under this prospectus. As such, purchasers of shares of common stock sold under this prospectus shall not experience any immediate dilution as a result of or upon such purchase.

                 SHARES OF THE COMPANY ELIGIBLE FOR FUTURE SALE

     Prior to the date of this prospectus, there has been no public market for our common stock. Sales of substantial numbers of shares of our common stock in the public market following this offering, or the perception that such sales may occur, could adversely affect prevailing market prices of our shares.

     Assuming no exercise of warrants outstanding, there are 21,896,666 shares of our common stock issued and outstanding as of the date of this prospectus. These shares of common stock will be deemed to be "restricted securities" under Rule 144. Restricted securities may only be sold in the public market pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under Rule 144, Rule 701 or Rule 904 under the Act. These rules are summarized below.

Eligibility of Restricted Shares for Sale in the Public Market

     As of the date of this prospectus, 16,250,000 shares of common stock are currently eligible for resale under Rule 144, in each case subject to volume, manner of sale and other limitations under Rule 144. 10,200,000 of such shares are subject to agreements that restrict the amount of shares that can be sold under Rule 144, as described below.

     Of the shares currently eligible for sale under Rule 144, 1,400,000 are included in the shares of common stock registered in this Prospectus.

Rule 144

     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     o 1.0% of the number of shares of common stock outstanding, which is approximately 218,967 shares of common stock; or

     o the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 in connection with the sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, under Rule 144(k) as currently in effect, a person:

     o who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale; and

     o who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate,

     is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 904

     In general, securities originally issued under Regulation S are restricted securities and may be sold pursuant to Rule 144. In addition, securities issued under Regulation S may also be resold under Rule 904, which is available to any person other than us, a distributor, or any of affiliates of us or a distributor if:

     o    The offer or sale is made in an offshore transaction;

     o No directed selling efforts are made in the United States by the seller or an affiliate of the seller.

     In addition, if the offer or sale is during the distribution compliance period and is by a dealer or person receiving a selling concession, fee or other remuneration, then:

     o Neither the seller nor anyone acting on its behalf can know that the offeree or buyer is a U.S. person; or

     o If the purchaser is a dealer or person receiving a selling concession, fee, or other remuneration, then the seller must send to the purchaser a confirmation stating that the securities may only be sold during the distribution compliance period only pursuant to Regulation S, a registration statement or an exemption from registration.

Warrants

     We have issued warrants to purchase 3,500,000 shares of common stock. The issuance of common stock underlying at least 1,000,000 of the warrants are eligible for registration on Form S-8 under the Act, although we do not currently have any plans to file a Form S-8 registration statement with respect to those warrants. The registration statement on Form S-8 will become effective automatically upon filing. Shares of common stock issued upon exercise of a warrant and registered under the Form S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately.

 Lock Up of Certain Shares

     In their employment agreements, T. Scott Conley and Keith A. Greaves, who hold 5,600,000 and 4,600,000 shares of common stock, respectively, agreed that during the term of their employment agreements that they will not, within any calendar quarter, sell more than 20% of the average weekly trading volume of the common stock for the four weeks prior to the calendar quarter.

     NetConx D&C Wireless, LLC, which holds 2,000,000 shares of common stock, has agreed that during the term of the Sole Distributor Agreement with us that it will not, within any calendar quarter, sell more than 1% of the average weekly trading volume of the common stock for the four weeks prior to the calendar quarter.

                              PLAN OF DISTRIBUTION

     The selling stockholders, and any of their pledgees, asignees and successors-in-interest, may from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits Investors;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o    short  sales  (other  than  short  sales   established  prior  to  the
          effectiveness of the Registration Statement to which this Prospectus is a part);

     o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

     Broker-dealers engaged by selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the registrable securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Each selling stockholder has represented and warranted to us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

     Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

     The following information should be read in conjunction with our consolidated financial statements and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements." For an overview of the company please see the section entitled Description of the Business, which follows this section.

Plan of Operation

     Our business plan involves the installation of wireless internet systems in multifamily properties. Our revenues come from the sale of internet service to residents of the properties who subscribe to our service. We plan to remain focused on providing wireless internet access to high density residential communities as our primary business activity. We plan to expand our operations throughout the southeastern United States by marketing to two distinct entities: property management companies, and residents in multiple dwelling unit communities. The first involves developing strategic relationships with upscale


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MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION - continued

property management companies and developers of new multiple dwelling units to enable us to install our systems in their properties on an exclusive basis. The second involves marketing to potential subscribers (i.e., the residents) in order to achieve maximum subscriber penetration. Our goal for fiscal year 2005 is to have a minimum of 1,000 residential subscribers. For fiscal year 2006, the goal is to have a total of at least 3,000 subscribers.

     We have also begun marketing our services to educational institutions that desire to provide wireless internet access to their student populations. Unlike multi-family properties, educational institutions have shown a willingness to pay for part or all of the cost of installing the system. In addition, because the internet service we provide would be offered as part of the institution's educational experience, our revenues would not be dependent on obtaining subscribers for our service. Instead, the service would be open to all students, and we would be compensated on a per student basis by the educational institution itself.

     We plan to compete on the basis of superior technology, price and customer service. In particular, we plan to offer our internet service at a lower price than our competitors, which are primarily DSL or cable internet service. Our plan is also to utilize the best available technology at any given time, so as to continue to offer reliable, high quality, wireless internet access that provides each end user with maximum mobility, very high speed, and security.

     Other potential sources of revenue may include business-to-business applications of broadband technology, and implementation of wider area internet coverage as technology evolves. The company also plans to move toward total convergence at some point in the future, providing voice and video in addition to data.

     In the future, we will require additional sources of external capital in order to grow. The capital will be used primarily for new site deployments, additional personnel, marketing and sales.

Critical Accounting Policies And Estimates

     Management's discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. At each balance sheet date, management evaluates its estimates, including but not limited to, those related to inventories, accrued liabilities, and the valuation allowance offsetting deferred income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The estimates and critical accounting policies that are most important in fully understanding and evaluating our financial condition and results of operations include those listed below, as well as our valuation of equity securities used in transactions and for compensation, and our revenue recognition methods.

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MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION - continued

Revenue Recognition

     Revenues are generated by month-to-month internet connection subscriptions with individual end-users. Subscription revenues are recognized in the month service is provided. Billing is made by pre-authorized charge to a subscriber's credit card following the month the service is provided.

Network Installation Cost Recognition

     Prior to obtaining end-user subscriptions, the Company obtains an installation agreement with a multi-family property, and incurs costs to install components and activate a wireless network that will service the multi-family property. Installation costs, which include hardware components and direct labor, are capitalized as incurred and amortized on a straight-line basis over 3 years beginning at the time the network is placed in service in order to match installation costs against related subscription revenues. Capitalized installation costs are included (net of amortization) in property and equipment in the accompanying balance sheets.

Property and Equipment

     Property and equipment are recorded at cost. Except for capitalized network installation costs described above, depreciation for other capital asset purchases is provided on a straight-line basis over the estimated useful lives of the related assets, which range from 5 - 7 years.

Cost of Service

     Direct costs related to providing subscriber services, other than those specifically identifiable to the initial installation costs described above, are charged as incurred and classified as Cost of Service in the Company's financial statements. These include such costs as system testing and maintenance, bulk bandwidth costs, email/website hosting, and contracted or allocated employee costs for general system and customer service support.

Results of Operations

For the Period from October 29, 2003 (Inception) through September 30, 2004

     During the period ending September 30, 2004, we generated $93 in revenues and incurred a net loss of ($204,625). Operations during the period ending September 30, 2004 were devoted primarily to strategic planning, raising capital and developing revenue-generating opportunities. We began installation of our first wireless system near the end of the period in Atlanta, Georgia.

For the Quarter ended December 31, 2004

     During the quarter ended December 31, 2004, we generated $3,272 of revenues and incurred a net loss of ($194,075). The revenues generated during the quarter were the first revenues from the deployment of our first wireless system at an apartment complex in Atlanta, Georgia. During the quarter, we started and substantially completed the installation of three additional wireless systems in multi-family properties in Charlotte, North Carolina. Those installations were completed after the quarter, and we are currently signing up subscribers and providing service to the properties. General and administrative expenses increased during the quarter over prior periods due to an increase in officer compensation, as well as costs incurred in sales and marketing and system installations.

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MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION - continued

Liquidity and Capital Resources

     We are currently financing our operations from the proceeds from the sale of common stock to a foreign investor under Regulation S. During the period from inception (October 29, 2003) to September 30, 2004, we raised $305,000 from the sale of 1,016,667 shares of common stock to the foreign investor. During the quarter ended December 31, 2004, we raised $416,500 from the sale of 1,388,333 shares of common stock to the foreign investor. At September 30, 2004 and December 31, 2004, we had working capital of $56,075 and $99,200, respectively.

     Our working capital is currently insufficient for us to fully implement our business plan. Our business plan involves the installation of wireless internet systems in multifamily properties at our expense, including all parts and labor associated with the systems. Our revenues come from the sale of internet service to residents of the properties who subscribe to our service. The total potential revenue from the four properties in which we have installed systems will be insufficient to enable us to pay all of our recurring expenses. Therefore, we must install more systems in order for us to achieve a breakeven level of operations. However, we incur a significant capital cost to install a system in a property.

     To satisfy our future working capital needs, we are actively working with our existing investors to continue their support, and we expect to be able to raise sufficient capital to meet our liquidity needs until we achieve profitable operations. To date, we have relied upon investment proceeds as well as loans from officers and the deferral of officer salaries to satisfy our working capital needs. In the event we experience delays in raising capital, we plan to reduce our recurring expenses by deferring officer salaries.

                             DESCRIPTION OF BUSINESS

General

     We are an early-stage Wi-Fi Internet Service Provider (WISP), with a geographic focus on the southeastern United States. We currently provide wireless Internet service to several multi-dwelling units (MDUs) in the Atlanta metro region owned by Post Properties, one of the nation's largest MDU owners and managers (80 apartment communities consisting of 29,320 apartment units). Our business plan is to market our services to the property managers of larger, relatively higher-end MDUs, such as those managed by Post, and to provide them with both a shared revenue opportunity and an additional benefit to their tenants.

What is Wi-Fi?

     The term "Wi-Fi" is an abbreviation for "wireless fidelity," and is based on the IEEE 802.11 standard. Wi-Fi is an RF signal based on the IEEE 802.11 standard and is capable of transmitting signals up to 1,200 feet. It uses spread spectrum multiple access (SSMA) that supports high data rates with very low latency, over a distributed all-IP wireless network that can penetrate walls and associated structures. WiFi shares the unregulated, 2.4 GHz radio spectrum along with other common wireless devices including cordless phones and baby monitors. WiFi is primarily meant for use in a local area wireless network and for Internet access. As an alternative to current wireline broadband, WiFi offers the opportunity of relatively inexpensive, mobile Internet access.

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

DESCRIPTION OF BUSINESS - continued

What is Wireless Internet?

     Wireless Internet refers to a new and growing way to access the Internet, whereby an Internet Service Provider terminates a land-line Internet connection with a wireless access point (WAP). Users of the service can then connect to the Internet though a wireless modem equipped with an antenna. This allows the user to connect to the Internet from any location within the wireless network's range, typically 300-1200 feet, thus freeing them from the mobility constraints of hard wire access.

Our Strategy

     Our strategy is to form relationships with the operators of large multi-dwelling units ("MDU"). We then perform an initial site feasibility study with information obtained from the leasing agents and management of the subject MDU regarding resident demographics, and current coverage of the complex by other Internet service providers. If the site has potential, we contact the appropriate decision maker in the MDU management company and attempt to structure a mutually attractive joint marketing arrangement. Next we install a high speed connection Internet Web server, and multiple wireless access points which allow tenants to connect to the Internet from virtually anywhere within the complex. We have developed various marketing programs that leverage the property managers' relationships with tenant to increase awareness of our service. We currently offer our services according to a tiered pricing schedule based on a "per month / per user" basis, and will provide users a free wireless card with a four month membership. This price point is significantly lower than that commonly offered by other land-line ISPs, and we intend to maintain a lower price point in the future.

Industry Background

     Internet users typically access the Internet through a variety of technologies, from analog modems and dial-up technology, to high speed dedicated circuits (for large corporations), to wireless Internet technologies. The market for Wi-Fi Internet access is relatively nascent and highly fragmented. Although Wi-Fi hotspot coverage is rapidly growing in coffee shops, airports, and other niche locations throughout the United States, Wi-Fi Internet access in MDUs is still relatively uncommon.

     As a result of technological and regulatory changes that have occurred over the past few years, smaller companies have been able to compete more effectively in the high-speed Internet access markets traditionally dominated by larger companies. In particular, the potential market for servicing MDU properties remains largely undeveloped, creating significant opportunities for alternative providers with the technological, operational, marketing and administrative ability to manage growth effectively.

How Our Wi-Fi System Works

     Our Wi-Fi system is based on the use of a central network access point that serves as a gateway to a broadband internet connection, and multiple wireless access points, each of which is hard-wired to the central network access point. Subscribers access the network through wireless cards in a stationary computer or a mobile, lap-top computer that communicate with the access points installed around the property. Our engineering staff is experienced in making wireless networks function properly in challenging physical layout environments.

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DESCRIPTION OF BUSINESS - continued

On Premises Wi-Fi Equipment and Facilities

     We intend to assemble the majority of our computing and data communications equipment according to proprietary specifications from components purchased from Netconx, but can use off-the-shelf equipment when necessary. In terms of our computing equipment, we plan to use standard Web servers.

Sales and Marketing

     We currently sell our services solely through our officers. Over time, we intend to recruit and employ a full-time sales force. We also intend to recruit independent resellers to market our service strictly on a commission basis. However, we have been prevented from doing so to date by a lack of sufficient capital.

     For our wireless broadband services, we target MDU properties and planned community developments and the residents living there. Our selling cycle for obtaining "right-of-entry" agreements that will permit us to offer our services to MDU tenants includes proposal presentation, contract negotiations and service implementation, a cycle that can require up to nine months. Securing new right-of-entry agreements through direct marketing efforts is an integral part of our strategy to grow and achieve operating efficiencies and positive cash flow. Before targeting a potential location, we perform a basic site feasibility study regarding resident demographics and current coverage of the complex by other internet service providers. If a location appears attractive, we then proceed to develop a relationship with the property manager, and structure a mutually beneficial partnership with them.

     We offer property owners and management companies an amenity to their residents that promotes increased occupancy, as well as an attractive new revenue source in the form of commissions. Under the right-of-entry agreements, property owners are paid a one-time flat fee for each new subscriber from the property during the prior month. In return, the property owner typically agrees to market and promote our service to residents in the property. We attempt to focus our efforts on negotiating right-of-entry agreements with owners of MDU portfolios, because we believe that strategic relationships with these owners are critical to market penetration and long-term success.

     Once we have obtained the right-of-entry agreement and services have been activated on the property, we utilize the on-site leasing personnel to market the services to the residents. The services are packaged at prices other forms of broadband internet access (i.e., DSL and cable). Unlike with competing forms of broadband internet access, there is no need to schedule a service installation prior to receiving service. This eliminates the inconvenience for the resident of having to meet the installation technicians. We believe that the combination of lower price, convenience, and quality of service is a very powerful marketing advantage. The leasing agents at properties are trained by us and are provided with marketing and other support literature to facilitate sales of our service. We require no long-term service contracts, and our customers may discontinue service at any time without penalty.

Competition

     We believe that the primary competitive factors determining success as an Internet access provider are: a reputation for reliability and high-quality service; effective customer support; access speed; pricing; effective marketing techniques for customer acquisition; ease of use; and scope of geographic coverage. We believe that we will be able to address adequately all of these


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DESCRIPTION OF BUSINESS - continued

factors, except that we will not be able to offer scope of geographic coverage for the foreseeable future.

     The market for Internet access services, in which our Internet access service will compete, is extremely competitive and highly fragmented. Current and prospective competitors include many large, nationally-known companies that possess substantially greater resources, financial and otherwise, market presence and brand name recognition than do we. We currently compete, or expect to compete, for the foreseeable future, with the following: national Internet service providers, numerous regional and local Internet service providers, most of which have significant market share in their markets; established on-line information service providers, such as Bellsouth, which provide basic Internet access, as well as proprietary information not available through public Internet access; providers of web hosting; computer hardware and software and other technology companies that provide Internet connectivity with their products; telecommunications companies, including global long distance carriers, regional Bell operating companies and local telephone companies; operators that provide Internet access through television cable lines; electric utility companies; communications companies; companies that provide television or telecommunications through participation in satellite systems; and, to a lesser extent, non-profit or educational Internet access providers. The market for residential Internet access is highly competitive, and is characterized by ever increasing access speeds and consistently falling per-user prices.

     In addition to these more  established  competitors,  we believe that there are many early-stage direct competitors in the wireless Internet service provider (WISP) industry, including some companies offering services to multi-dwelling units. However, we believe that there is a natural barrier to entry, once a company reaches critical mass within a metropolitan region, and we also believe that it is unlikely that a single complex would ever offer more than one provider of wireless Internet access.

     We believe that the market for Internet access services is likely to remain highly competitive, and will continue to be characterized by new and potentially disruptive technology introduction, shrinking per-customer revenues, and fiercely competitive pricing.

Regulation

     Internet-based communication services generally are not subject to federal fees or taxes imposed to support programs such as universal telephone service. Changes in the rules or regulations of the U.S. Federal Communications Commission or in applicable federal communications laws relating to the imposition of these fees or taxes could result in significant new operating expenses  for us,  and could  negatively  impact  our  business.  Any new law or regulation, U.S. or foreign, pertaining to Internet-based communications services, or changes to the application or interpretation of existing laws, could decrease the demand for our services, increase our cost of doing business or otherwise harm our business. There are an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to taxation and the quality of products and services. Furthermore, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, taxation, encryption, obscenity, libel, employment, personal privacy, export or import matters and other issues is uncertain and developing and we are not certain how the possible application of these laws may affect us. Some of these laws may not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet market, which could reduce


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DESCRIPTION OF BUSINESS - continued

demand for our services, increase our operating expenses or increase our litigation costs.

Intellectual Property

     We rely on a combination of trademark, copyright, trade secret laws and disclosure restrictions to protect our intellectual property rights. We also enter into confidentiality and proprietary rights agreements with our employees, consultants and other third parties and control access to software, documentation and other proprietary information. "O2 Secure Wireless" is a tradename that we use, but we have not filed a state or federal trademark application with respect to that name; therefore, we currently rely solely upon our common law trademark rights. If a claim is asserted that we have infringed the intellectual property of a third party, we may be required to seek licenses to that technology. In addition, we license third-party technologies that are incorporated into our services, including off-the-shelf software as well as software code relating to network access components purchased from Netconx. Licenses from third party technologies, including our license with Netconx, may not continue to be available to us at a reasonable cost, or at all.
Additionally, the steps we have taken to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our proprietary rights. Competitors may also independently develop technologies that are substantially equivalent or superior to the technologies we employ in our services. If we fail to protect our proprietary rights adequately, our competitors could offer similar services, potentially significantly harming our competitive position and decreasing our revenues.

Our Technology

     We use a combination of "off-the-shelf" and custom manufactured components purchased from Netconx in constructing a wireless Internet system and delivering our wireless Internet services to customers. This change in equipment strategy is based on our management's belief that the off-the-shelf components coupled with the proprietary components available through Netconx offer greater reliability and greater certainty of supply. Our services support all equipment meeting Wi-Fi (wireless fidelity) 802.11(x) standards operating in the unlicensed 2.4, 5.2 and 5.8 GHz 802.11(x) spectra, and can be deployed far less expensively than other wire-line and cable technologies.

Properties

     We lease approximately 2,033 square feet of office space at 3300 Holcomb Bridge Rd., Suite 226, Norcross, Georgia 30092 pursuant to an Office Lease Agreement dated December 9, 2004. The term of the lease is from January 1, 2005 to June 30, 2006, and provides for monthly base rent of $1,864 during the first year and $2,202 during the final six months. In addition, we are obligated to pay additional rent based on our share of the operating costs of the building.

Employees

     We have five full-time employees, and one part-time employee. We believe that our relationship with employees is satisfactory. We have not suffered any labor problems during the last two years.

                                   MANAGEMENT

         The following are our executive officers and directors and their respective ages and positions as of May 9, 2005:

Name and Address  Age   Position
----------------  ---   -------------------------------------------------------
T. Scott Conley    40   Chief Executive Officer, President and Director
Keith A. Greaves   62   Chief Financial Officer, Treasurer, Secretary
                          and Director
Craig C. Sellars   28   Chief Information Officer

     Below are biographies of our executive officers as of May 9, 2005:

     T. Scott Conley. Mr. Conley is one of our founders, and has served as our Chairman and Chief Executive Officer since inception (October 29, 2003). Prior to becoming our founder, Mr. Conley served as owner and officer of Advantage Network Associates from October 2002 to September 2003. Advantage Network Associates provided 802.11 Wi-Fi technology services to hotels and other business sites in the Atlanta metro area. From November 1999 to October 2002, Mr. Conley served as Information Technology Manager at Cesso, LLC, a manufacturer of tree stands. At Cesso, LLC, Mr. Conley's responsibilities included management of the firm's internet web sales, a division that generated annual revenues of $3,400,000 per year. From 1995 to 1999, Mr. Conley served as lead developer and project manager for Virtual Reality Technology, a provider of internet technology. Among Mr. Conley's successful projects at Virtual Reality Technology was the development of the Virtual Reality walkthrough model of the Tampa Bay Devil-Rays stadium with Weblink Communications. Mr. Conley is a Microsoft Certified Systems Engineer.

     Keith A. Greaves, CFA. Mr. Greaves is one of our founders, and has served as a director and Chief Financial Officer since inception (October 29, 2003). Mr. Greaves holds a Bachelors Degree in industrial engineering from New York University, and an MBA in Finance and Accounting from Indiana University. He is a Chartered Financial Analyst (CFA), and is a former president of the Atlanta Society of Financial Analysts. Mr. Greaves has over 35 years of experience in finance and business development. From June 1985 to September 1995, Mr. Greaves founded and served as president of Greaves Capital Management, Inc., an asset management company for institutional investors. From 1995 to October 2003, Mr. Greaves served as securities analyst for various brokerage firms, including Thomas Securities and The Malachi Group, Inc.

     Craig C. Sellars. Mr. Sellars has served as our Chief Information Officer since January 2005. Mr. Sellars' has over ten years experience with internet application development, wireless application, and wi-fi planning, development and implementation. Mr. Sellars holds a Bachelor of Science degree in computer science from Georgia Institute of Technology, and is currently pursuing a Masters of Business Administration degree from Georgia State University. From June 1998 to January 2001, Mr. Sellars was an engineer at VerticalOne
Corporation, where he contributed to VerticalOne's development of internet technology for its online account management services used by Yahoo!, MSN, AOL, Bank of America and Wells Fargo, among others. Starting in 1999, he spearheaded the planning, development and deployment of VerticalOne's wireless data services to PDA's and cell phones. In 2001, he participated in the formation of Netconx D&C Wireless, LLC, which was formed to sell and install wireless networking technology.

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

MANAGEMENT - continued

Board Of Directors

     Our board currently consists of two directors with one vacancy. The current directors are Keith A. Greaves and T. Scott Conley. Our directors hold office until the next annual meeting of the shareholders and until their successor(s) have been duly elected or qualified.

Board Committees

     We do not currently have an audit committee, or any other committee, although we plan to form an audit committee when we have at least two independent directors. Further, our Board does not have a financial expert, as defined by SEC regulations. We intend to seek a candidate to serve in this role in the near future.

Compensation of Directors

     We do not currently pay any compensation to our directors other than reasonable expenses incurred in connection with providing services as a director.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following summary compensation table shows certain compensation information for services rendered in all capacities for the period from inception to September 30, 2004. Other than as set forth herein, no executive officer's aggregate cash salary and bonus exceeded $100,000 in any of the applicable years.

Name and Principal Position                                 Year   Salary
--------------------------------------------------------    ----   ------
T. Scott Conley, Chief Executive Officer, President, and    2004   $36,750
Chairman of Board of Directors (1)
Keith A. Greaves, Chief Financial Officer, Treasurer and    2004    $9,750
Director (1)

     (1) Of the amount accrued for Messrs. Conley and Greaves, each had been paid $9,750 as of the end of the fiscal year and Mr. Conley was owed $27,000 in accrued salary as of the end of the fiscal year. In addition, we accrued $27,000 in compensation for Mr. Greaves, which we recorded as a capital contribution on behalf of Mr. Greaves by agreement with Mr. Greaves.

     (2) See "Certain Relationships and Related Transactions" relating to Mr. Sellars' interest in Netconx D&C Wireless, LLC, one of our vendors.

     The Company did not grant any options or stock appreciation rights or make an award under any long-term incentive plan to any of its named executive officers during the last fiscal year. The Company did not reprice any options or stock appreciation rights during the last fiscal year. None of the Company's named executive officers exercised any options or stock appreciation rights during the last fiscal year.

EXECUTIVE COMPENSATION = continued

Employment Agreements

     As of March 31, 2004, we have entered into written employment agreements with our executive officers, as follows:

     o We have entered into an employment agreement with T. Scott Conley as of January 1, 2005, under which we agreed to employ him as Chief Executive Officer for three years ending December 31, 2007 at an annual salary of $80,000 per year.

     o We have entered into an employment agreement with Keith A. Greaves as of January 1, 2005, under which we agreed to employ him as Chief Financial Officer for three years ending December 31, 2007 at an annual salary of $80,000 per year.

     o We have entered into an employment agreement with Craig C. Sellars as of January 1, 2005, under which we agreed to employ him as Chief Information Officer for three years ending December 31, 2007. Until we reach monthly revenues of $57,000 per month, Mr. Sellars' compensation is $5,000 for each property in which our wireless internet system is successfully deployed and operating. After we reach monthly revenues of $57,000, Mr. Sellars' compensation will be an annual salary of $100,000 per year. In addition, we granted Mr. Sellars warrants to purchase 500,000 shares of our common stock at $1.00 at any time until December 31, 2007.

     The employment agreements with our officers each contain provisions that bar the officer from competing with us, from soliciting our employees or customers, or from disclosing our confidential information or trade secrets during employment and for a period of time thereafter. In addition, the employment agreements contain provisions that prevent the employee from selling any of our common stock except in amounts less than is permitted under Rule 144. See "Shares of Company Eligible for Future Sale."

                                LEGAL PROCEEDINGS

     As of the date of this prospectus, neither we nor any of our officers or directors is involved in any litigation either as plaintiffs or defendants. As of this date, there is no threatened or pending litigation against us or any of our officers or directors.

                             PRINCIPAL STOCKHOLDERS

     The following table contains information about the beneficial ownership of our common stock as of May 9, 2005, for:

     (i) each person who beneficially owns more than five percent of our common stock;

     (ii) each of our directors;

     (iii) the named executive officers; and

     (iv) all directors and executive officers as a group.

     As used in the table below and elsewhere in this prospectus, the term beneficial ownership with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days following the date of this prospectus. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

                                         Common Stock       Percent of Class
Name and Address of Beneficial Owner  Beneficially Owned          (1)
------------------------------------  -------------------  ------------------
T. Scott Conley                              5,600,000             25.6%
3300 Holcomb Bridge
Norcross, Georgia 30092

Keith A. Greaves                             4,600,000             21.0%
3300 Holcomb Bridge
Norcross, Georgia 30092

Dominic Richardson                           2,550,000             11.6%
Garcia Marino, 13
Attico 08027
Barcelona, Spain

Netconx D&C Wireless, LLC (2)                2,000,000              9.1%
2758 Pierce Brennen Court
Lawrenceville, Georgia 30043

Neal Butler (3)                              2,000,000              8.7%
1202 Ascot Court, N.W.
Kennesaw, Georgia 30144

Craig C. Sellars (4)                         1,300,000              5.8%
3300 Holcomb Bridge
Norcross, Georgia 30092

Warren L. Traver                               750,000              3.4%
4545 Wieuca Road
Building 2
Atlanta, Georgia 30342

Melinda L. Masters                             750,000              3.4%
5205 Camden Lake Parkway
Acworth, Georgia 30101

All Officers and Directors as a Group       11,500,000             51.3%

     (1)  Based upon 21,896,666 shares issued and outstanding as of May 9, 2005.

     (2) Netconx D&C Wireless, LLC's shares were issued subject to proportionate cancellation in the event a Sole Distributor Agreement between us and Netconx is terminated at any time prior to the expiration of its three year term, or in the event the employment of Craig Sellars and another employee is terminated at any time prior to the expiration of the three year term of their employment agreements.

     (3) Mr. Butler's ownership consists of 1,000,000 shares of common stock owned outright, and a warrant to purchase 1,000,000 shares of common stock at $1.00 per share until December 20, 2006.

     (4) Mr. Sellars' ownership consists of 800,000 shares representing his pro rata interest in 2,000,000 shares issued to Netconx D&C Wireless, LLC. (See "Certain Relationships and Related Transactions"), and a warrant to purchase 500,000 shares of common stock at $1.00 per share until December 31, 2007. The shares owned by Netconx D&C Wireless, LLC are subject to proportionate cancellation in the event a Sole Distributor Agreement is terminated at any time prior to the expiration of its three year term, or in the event the employment of Mr. Sellars and another employee is terminated at any time prior to the expiration of the three year term of their employment agreements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have loaned funds to our officers from time to time at the discretion of our board of directors. The loans are not evidenced by a note, are unsecured, do not bear interest and are payable on demand.

     As of September 30, 2004, December 31, 2004 and March 31, 2005, the amount owed to us by T. Scott Conley, our chairman and chief executive officer, was $17,328, $23,677 and $52,547, respectively.

     As of September 30, 2004, December 31, 2004 and March 31, 2005, the amount owed to us by Keith A. Greaves, our chief financial officer and a director, was $3,467, $3,467 and $48,667, respectively.

     As of March 31, 2005, the amount owed to us by Craig C. Sellars, our chief information officer, was $3,207.

     From time to time, we have deposited funds with Pilot Corporate Services, Inc. to hold for payment of professional fees, including legal, accounting and consulting. Pilot Corporate Services, Inc. has satisfied professional expenses from such funds. The funds have been held without interest. As of September 30, 2004 and December 31, 2004, Pilot Corporate Services, Inc. was holding $15,000 and $22,000, respectively, on our behalf.

     T. Scott Conley and Keith A. Greaves both guaranteed our office lease.

     T. Scott Conley's spouse works for Post Properties, Inc., which to date is one of the two multifamily owners that have agreed to the installation of our wireless internet systems in its properties.

     Effective as of January 1, 2005, we entered into a Sole Distributor Agreement with Netconx D&C Wireless, LLC ("NCX"), under which we have the right to purchase wireless cards for access points at a fixed prices for three years, subject to adjustments based on changes in NCX's cost for the cards. We may use the cards for internal use or may resell the wireless cards to third-party users. In the event we resell the cards to third parties, we are obligated to pay additional amounts based on the gross profit that we realize from the sale. In addition, we are obligated to pay an additional $100 royalty on each outdoor access point that is manufactured from a card. We are obligated to make the cards and access points available for sale to third parties at a reasonable price, and NCX is barred from reselling the cards or access points to third parties. Pursuant to the Sole Distributor Agreement, we issued NCX 2,000,000 shares of our common stock, which is subject to cancellation on a pro rata basis in the event the Sole Distributor Agreement is terminated for any reason within three years of its date. In addition, 1,000,000 of the shares are subject to cancellation on a pro rata basis in the event Craig C. Sellars' employment with us is terminated for any reason within three years of the date of the Sole

Distributor Agreement, and another 1,000,000 of the shares are subject to cancellation on a pro rata basis in the event another employee's employment with us is terminated for any reason within three years of the date of the Sole Distributor Agreement.

     In March 2005, cash advances of $45,200 each were made by the Company to its chief executive officer and chief financial officer, which were unsecured and had no repayment terms. On May 4, 2005, $90,000 of these advances were repaid to the Company by the officers via personal loans obtained from a foreign individual investor. The loan terms stipulate that, on April 25, 2008, each officer is to repay the stockholder one payment of $50,000 for principal and accrued interest. In addition, each officer is to sell the stockholder 400,000 shares of personally-held common stock of the Company. The loans are collateralized by each officer's pledge of 150,000 shares of personally-held common stock of the Company. The loan terms do not involve any encumbrances or guarantees by the Company.

                            DESCRIPTION OF SECURITIES

General

     At the date hereof, we are authorized by our articles of incorporation to issue an aggregate of 50,000,000 shares of common stock, no par value per share and 10,000,000 shares of "blank check" preferred stock, no par value per share. As of May 9, 2005, 21,896,666 shares of common stock were outstanding and held of record by 272 stockholders and no shares of preferred stock are outstanding.

Common Stock

     Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully-paid and nonassessable.

     The shares of common stock offered in this prospectus have been fully paid and not liable for further call or assessment. Holders of the common stock do not have cumulative voting rights, which means that the holders of more than one half of the outstanding shares of common stock, subject to the rights of the holders of the preferred stock, if any, can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors. Except as otherwise required by Georgia law, and subject to the rights of the holders of preferred stock, if any, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voting as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

Preferred Stock

     We are authorized to issue up to 10,000,000 shares of "blank check" preferred stock. Preferred stock may be issued in one or more series and having the rights, privileges and limitations, including voting rights, conversion privileges and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as the board of directors deems appropriate. In the event that any shares of preferred stock are to be issued, a certificate of designation containing the rights, privileges and limitations of such series of preferred stock shall be filed with the Secretary of State of the State of Georgia. The effect of such preferred stock is that, subject to Federal securities laws and Georgia law, the board of directors alone, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders, and may adversely affect the voting and other rights of the holders of the common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

Dividends

     We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

Stock Symbol; No Trading of common stock

     Currently there is no market for our securities. However, we intend to seek approval for trading of our common stock on the OTC Bulletin Board. At this time there is no symbol.

Transfer Agent and Registrar

     At this time, we act as the transfer agent and registrar for our common stock. However, we have applied to Stalt, Inc. to become our transfer agent and registrar.

Limitation Of Liability: Indemnification

     Our articles of incorporation include provisions to (1) indemnify the directors and officers to the fullest extent permitted by the Georgia Business Corporation Code, except as limited by our bylaws, and (2) eliminate the personal liability of directors and officers for monetary damages resulting from breaches of their duty of care, except for any appropriation of a business opportunity from us, actions or omissions involving intentional misconduct of a knowing violation of the law, any transaction of which the director received an improper personal benefit, and any act of the types set forth in O.C.G.A. ss.14-2-832. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

     Our bylaws include a provision under which we are obligated to indemnify our directors and officers to the fullest extent possible against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against any director or officer arising from or related to his or her acts as a director or officer of us or our subsidiaries. Such indemnification shall continue as to a person who ceases to be a director or officer. Advances for expenses may be made if the director or officer affirms in writing that he/she believes he/she has met the standards and that he/she will personally repay the expense if it is determined such officer or director did not meet the standards.

     At this time we do not have directors or officers liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                              AND FINANCIAL MATTERS

     None.

                                     EXPERTS

     The consolidated financial statements as of and for the period from inception to September 30, 2004 included in this Prospectus have been audited by Braverman International, P.C., independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

     Weizenecker, Mottern, and Fisher, P.C., will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                            O2 SECURE WIRELESS, INC.

                              FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2004



                                TABLE OF CONTENTS


                                                                         PAGE


REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM ........................ F-1

BALANCE SHEET ........................................................... F-2

STATEMENT OF OPERATIONS ................................................. F-3

STATEMENT OF STOCKHOLDERS' EQUITY ....................................... F-4

STATEMENT OF CASH FLOWS ................................................. F-5

NOTES TO FINANCIAL STATEMENTS ........................................... F-6

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders

O2 SECURE WIRELESS, INC.

Atlanta, Georgia



We have audited the accompanying balance sheet of O2 SECURE WIRELESS, INC. a Georgia corporation in the development stage) as of September 30, 2004, and the related statements of operations, stockholders' equity, and cash flows for the period from October 29, 2003, inception, to September 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of O2 SECURE WIRELESS, INC. as of September 30, 2004, and the results of its operations and its cash flows for the period from October 29, 2003, inception, to September 30, 2004., in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage and has not earned substantial revenues. Its ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, and/or achieve profitable operations. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


     Braverman International, P.C.
     Prescott, Arizona
     November 20, 2004, except as to Note
     10, as to which the date is May 4, 2005

                            O2 SECURE WIRELESS, INC.
                          (a Development Stage Company)
                          -----------------------------
                                 BALANCE SHEETS


                                                    September 30, December 31,
(unaudited)                                              2004         2004
                                                    ------------- -------------
                                     ASSETS

CURRENT ASSETS:
   Cash                                              $     15,713  $     35,468
   Cash in escrow                                         200,227       200,731
   Advances to related parties                             30,794        49,143
   Deferred charge                                         50,000        20,000
   Other current assets                                       466         8,487
                                                    ------------- -------------

     TOTAL CURRENT ASSETS                                 297,200       313,829

PROPERTY AND EQUIPMENT, net of accumulated
   depreciation                                            85,767       247,067
                                                    ------------- -------------
                                                     $    382,967  $    560,896
                                                    ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Unsecured loan payable                            $     13,898  $     13,898
   Funds held for investor                                200,227       200,731
   Accrued payroll                                         27,000            -0-
                                                    ------------- -------------

     TOTAL CURRENT LIABILITIES                            241,125       214,629
                                                    ------------- -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Preferred stock, no par value, 10,000,000 shares
     authorized, -0- shares issued and outstanding             -0-           -0-
   Common stock, no par value, 50,000,000 shares
     authorized , 17,266, 666 issued and outstanding-
     September 30, 2004; 18,655,000 issued and
     outstanding-December 31, 2004                        304,167       702,667
   Contributed capital                                     42,300        42,300
   (Deficit) accumulated during the development stage    (204,625)     (398,700)
                                                    ------------- -------------

     Total Stockholders' Equity                           141,842       346,267
                                                    ------------- -------------

                                                     $    382,967  $    560,896
                                                    ============= =============

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                            O2 SECURE WIRELESS, INC.
                          (a Development Stage Company)
                          -----------------------------
                            STATEMENTS OF OPERATIONS



                                    October 29, 2003                                        Cumulative From
                                     (Inception) to      Three Months Ended December 31,    October 29, 2003
                                                       ----------------------------------    (Inception) to
                                   September 30, 2004        2004               2003        December 31, 2004
                                   ------------------  ----------------  ----------------  -------------------
                                                         (unaudited)                           (unaudited)
REVENUES
   Service subscriptions            $              22   $         3,272   $            -0-  $            3,294
   Other                                           71                -0-               -0-                  71
                                   ------------------  ----------------  ----------------  -------------------

     Total revenues                                93             3,272                -0-               3,365
                                   ------------------  ----------------  ----------------  -------------------

COSTS AND EXPENSES
   Cost of service - subscriptions             13,012            10,792                -0-              23,804
   Selling, general and administrative:
     Salary expense                            78,550            98,272            28,300              176,822
     Professional fees                         92,235            59,534            20,000              151,769
     Other                                     20,496            22,847             9,660               43,343
   Depreciation expense                           425             5,902                -0-               6,327
                                   ------------------  ----------------  ----------------  -------------------

     Total costs and expenses                 204,718           197,347            57,960              402,065
                                   ------------------  ----------------  ----------------  -------------------

NET (LOSS)                          $        (204,625)  $      (194,075)  $       (57,960)  $         (398,700)
                                   ==================  ================  ================  ===================

BASIC NET (LOSS) PER SHARE          $            (.01)  $          (.01)  $          (.00)
                                   ==================  ================  ================  ===================

Weighted Average Number of
  Common Shares Outstanding                16,451,632        17,882,554        16,250,000
                                   ==================  ================  ================

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                            O2 SECURE WIRELESS, INC.
                          (a Development Stage Company)
                          -----------------------------
                            STATEMENTS OF CASH FLOWS

                                                                                                     Cumulative From
                                             October 29, 2003    Three Months Ended December 31,     October 29, 2003
                                              (Inception) to    ----------------------------------    (Inception) to
                                            September 30, 2004        2004                  2003     December 31,2004
                                            ------------------  ----------------  ----------------  -----------------
                                                                    (unaudited)                         (unaudited)
OPERATING ACTIVITIES:
   Net (loss) from operations                $        (204,625)  $      (194,075)  $       (57,960)  $       (398,700)
     Stock issued for services                           4,167                -0-               -0-             4,167
     Capital contributed for services                   42,300                -0-           19,300             42,300
     Costs paid by investor                             70,000            51,000                -0-           121,000
     Depreciation expense                                  425             5,902                -0-             6,327
   Adjustments to reconcile net (loss) to net
     cash (used) by operating activities:
       Other current assets                               (466)           (8,021)               -0-            (8,487)
       Accrued payroll                                  27,000           (27,000)            9,000                 -0-
                                              ----------------  ----------------  ----------------  -----------------

     NET CASH (USED) BY OPERATING
       ACTIVITIES                                      (61,199)         (172,194)          (29,660)          (233,393)
                                              ----------------  ----------------  ----------------  -----------------

INVESTING ACTIVITIES:
   Purchase of equipment and capitalized
     installation costs                                (86,192)         (167,202)               -0-          (253,394)
                                              ----------------  ----------------  ----------------  -----------------

     NET CASH (USED) BY INVESTING
       ACTIVITIES                                      (86,192)         (167,202)               -0-          (253,394)
                                              ----------------  ----------------  ----------------  -----------------

FINANCING ACTIVITIES:
   Advances to related parties                         (20,794)           (6,349)           (4,958)           (27,143)
   Unsecured loan payable                               13,898                -0-           36,707             13,898
   Proceeds from sale of common stock                  170,000           365,500                -0-           535,500
                                              ----------------  ----------------  ----------------  -----------------

     NET CASH PROVIDED BY FINANCING
        ACTIVITIES                                     163,104           359,151            31,749            522,255
                                              ----------------  ----------------  ----------------  -----------------

NET INCREASE IN CASH                                    15,713            19,755             2,089             35,468

CASH, BEGINNING OF PERIOD                                   -0-           15,713                -0-                -0-
                                              ----------------  ----------------  ----------------  -----------------

CASH, END OF PERIOD                           $         15,713    $       35,468    $        2,089   $         35,468
                                             =================  ================  ================  =================

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                            O2 SECURE WIRELESS, INC.
                          (a Development Stage Company)
                          -----------------------------
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                              (Deficit)
                                                                                             Accumulated
                                                     Common Stock                            During the
                                           ------------------------------    Contributed     Development
                                                Shares          Amount         Capital          Stage          Total
                                           --------------  --------------  --------------  --------------  --------------
Balance, October 29, 2003 (Inception)                  -0-  $          -0-  $          -0-  $          -0-  $          -0-

Stock issued for cash or services:
  To officers, at assigned value:
   October 29, 2003                            21,500,000           2,000                                           2,000
   Stock canceled - December 20, 2003          (4,500,000)                                                             -0-
   Stock canceled - April 24, 2004             (4,000,000)                                                             -0-
  To unrelated parties, at assigned value:
     March 2, 2004                              1,500,000           1,000                                           1,000
     April 24, 2004                             1,750,000           1,167                                           1,167

Stock issued at $.30 per share:
    June 21, 2004                                 100,000          30,000                                          30,000
    June 30, 2004                                 300,000          90,000                                          90,000
    August 5, 2004                                266,666          80,000                                          80,000
    August 18, 2004                               300,000          90,000                                          90,000
    September 2, 2004                              50,000          15,000                                          15,000

Stock offering costs                                               (5,000)                                         (5,000)

Capital contributed by officers for services                                       42,300                          42,300

Net loss                                                                                         (204,625)       (204,625)
                                           --------------  --------------  --------------  --------------  --------------

Balance, September 30, 2004                    17,266,666         304,167          42,300        (204,625)        141,842
(unaudited)
Stock issued at $.30 per share:
   October 4, 2004                                118,334          35,500                                          35,500
   October 13, 2004                                83,333          25,000                                          25,000
   November 3, 2004                               150,000          45,000                                          45,000
   November 9, 2004                                33,333          10,000                                          10,000
   November 15, 2004                              233,334          70,000                                          70,000
   November 23, 2004                              166,666          50,000                                          50,000
   November 29, 2004                              100,000          30,000                                          30,000
   December 7, 2004                               183,334          55,000                                          55,000
   December 13, 2004                               36,666          11,000                                          11,000
   December 22, 2004                              283,334          85,000                                          85,000

Stock offering costs                                              (18,000)                                        (18,000)

Net loss                                                                                         (194,075)       (194,075)
                                           --------------  --------------  --------------  --------------  --------------

Balance, December 31, 2004 (unaudited)         18,655,000   $     702,667   $      42,300   $    (398,700)  $     346,267
                                           ==============  ==============  ==============   =============   =============

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                            O2 SECURE WIRELESS, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
               (Information as of December 31, 2004 is unaudited)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History
O2 Secure Wireless, Inc. (the Company) is a Georgia corporation formed on October 29, 2003. The business plan of the Company is to install and manage local wireless internet connection networks for multi-domestic unit (MDU) environments in the southeastern U.S, such as multi-family residence developments and apartment/condominium complexes. The Company is in the development stage as defined in Statement on Financial Accounting Standards
(SFAS) No. 7. While the Company has completed its first MDU installation and began providing connection services to end user subscribers as of September 30, 2004, since inception the Company has realized no significant earned revenues. The Company's fiscal year-end is September 30.

Going Concern
The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. It has sustained operating losses since inception, and has been dependent upon private placements of stock to provide sufficient working capital in order to finance its development activities. The Company's ability to continue in existence is dependent upon developing additional sources of capital and/or achieving profitable operations. Management's plan is to raise capital through additional private offerings, while actively seeking installation agreements with MDUs and generating profitable revenue-producing connectivity subscriptions with network end-users. The Company is presently pursuing a registration of its common stock through a Form SB-2 filing with the Securities and Exchange Commission. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Revenue Recognition
Revenues are generated by month-to-month internet connection subscriptions with individual end-users. Subscription revenues are recognized in the month service is provided. Billing is made by pre-authorized charge to a subscriber's credit card for the month the service is to be provided.

Network Installation Cost Recognition
Prior to obtaining end-user subscriptions, the Company obtains an installation agreement with an MDU, and incurs costs to install components and activate a wireless network that will service the MDU. Installation costs, which include hardware components, direct labor and related travel and per diem costs, are capitalized as incurred and depreciated on a straight-line basis over three years beginning at the time the network is placed in service in order to match installation costs against related subscription revenues. Capitalized installation costs are included (net of depreciation) in property and equipment in the accompanying balance sheets.

Cost of Service
Direct costs related to providing subscriber services, other than those specifically identifiable to the initial MDU installation costs described above, are charged as incurred and classified as Cost of Service in the Company's financial statements. These include such costs as system testing and maintenance, bulk bandwidth costs, email/website hosting, and contracted labor or allocated employee costs for general system and customer service support.

Property and Equipment
Property and equipment are recorded at cost. Except for capitalized network installation costs described above, depreciation for other capital asset purchases is provided on a straight-line basis over the estimated useful lives of the related assets, which range from 5 - 7 years.

Income Taxes
The Company uses the liability method of accounting for income taxes pursuant to SFAS No. 109. Under this method, deferred income taxes are recorded to reflect the tax consequences in future periods of temporary differences between the tax bases of assets and liabilities and their financial amounts at year-end.

Loss per Common Share
Basic loss per common share is calculated based upon the weighted average number of common shares outstanding during the periods presented, in accordance with the SFAS No. 128. In determining the weighted average number of common shares outstanding, all shares issued at nominal value, net of subsequent share cancellations, are considered as outstanding as of the inception date.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.


NOTE 2 - CASH IN ESCROW/FUNDS HELD FOR INVESTOR

On April 24, 2004, the Company and a foreign company investor executed an Escrow Agreement, whereby the Company was designated as an escrow agent to hold funds received from the investor that may be used, at the investor's direction, to purchase shares of the Company's common stock under a separately executed Securities Purchase Agreement (see Note 8). Under the terms of the Escrow Agreement, cash received by the Company is required to be held in a separate depository account and may not be co-mingled with the general assets of the Company, and may not be disbursed except upon the express written direction of the investor. The escrowed cash balance and offsetting liability were $200,227 at September 30, 2004 and $200,731 at December 31, 2004.

Since June 2004, the investor has provided substantially all of the cash flow used to sustain the Company, since its efforts to sell common stock commencing April 24, 2004, under Regulation S of the Securities Act of 1933, began.

NOTE 3 - ADVANCES TO RELATED PARTIES

The Company's Chief Executive Officer (CEO) and Chief Financial Officer (CFO), who are also the sole directors of the Company, have, from time to time, made loans to the Company and received advances from the Company. The loans from, and advances to, the Company's officers have no repayment terms, are non-interest bearing and are unsecured. As of September 30, 2004 and December 31, 2004, the net amount owed the Company by the officers was $20,794 and $23,677, respectively, which is included in advances to related parties in the accompanying balance sheets.

From time to time, Pilot Corporate Services, Inc. (Pilot), a management services company related by common ownership, has received funds from the Company via the escrow account (see Note 2) or an investor in the Company's common stock, which funds are to be held and disbursed on behalf of the Company for payment of professional fees associated with the preparation of a Form SB-2 registration statement to be filed with the Securities and Exchange Commission. During the period from inception through September 30, 2004, Pilot received $15,000 for payment of fees to other professionals. Pilot used $5,000 of that amount for payment of fees, which is classified as offering costs in the accompanying September 2004 statement of stockholders' equity, and was holding $10,000 at September 30, 2004, which is included in advances to related parties in the accompanying September 2004 balance sheet. During the three months ended December 31, 2004, Pilot received $30,000 for payment of professional fees to other professionals. Pilot used $18,000 of that amount for payment of fees, which was classified as offering costs in the accompanying December 2004 statement of stockholders' equity, and was holding the balance at December 31, 2004. At December 31, 2004, Pilot was holding a total of $22,000 for future payment of professional fees of the Company, which is included in advances to related parties in the accompanying December 2004 balance sheet.


NOTE 4 - DEFFERED CHARGE

Deferred charge represents the unamortized portion of fees paid in advance to Pilot under a 1-year services agreement commencing March 2004 (see Note 8). The total amount paid to Pilot under the agreement was $120,000. The fees paid are expensed on a straight-line basis over the period services are to be rendered. As of September 30, 2004 and December 31, 2004, the unamortized balances are included as a deferred charge in the accompanying balance sheets of $50,000 and $20,000, respectively.


NOTE 5 - PROPERTY AND EQUIPMENT

                                       September 30, 2004 December 31, 2004
                                       ------------------ -----------------
Equipment                                  $        8,891     $      14,204

Furniture and fixtures                                 -0-           13,003

Installation components                            13,393            79,097

Capitalized installation costs                     63,908           147,090
                                       ------------------ -----------------
                                                   86,192           253,394
Less: Accumulated depreciation                        425             6,327
                                       ------------------ -----------------
                                           $       85,767     $     247,067
                                       ================== =================
                                      F-8

NOTE 6 - UNSECURED NOTE PAYABLE

The unsecured note payable represents amounts received from an unrelated party on a non-interest bearing and unsecured basis. There are no repayment terms for this loan.


NOTE 7 - COMMITMENTS AND CONTINGENCIES

Operating Lease (unaudited)

On December 9, 2004, the Company entered into an 18-month non-cancelable operating lease for office space for its headquarter operations in Norcross, Georgia beginning January 1, 2005. Minimum base lease rental is $1,864 per month for the first 12 months and $2,202 per month thereafter. In addition to the monthly base lease payment, the Company is charged a pro rata share of building operating costs by the lessor. The lease is personally guaranteed by the Company's CEO and CFO. The following are the minimum lease rentals for the fiscal years ending September 30:

                         2005     $  16,776
                         2006        18,804
                                 ----------
                                  $  35,580
                                 ==========

Total rent expense under a previous month to month rental was $8,258 for the year ended September 30, 2004 and $0 for the 3 months ended December 31, 2004.

NOTE 8 - STOCKHOLDERS' EQUITY

Shares Issued for Services

At inception of the Company, a total of 21,500,000 common shares were issued to the Company's four founding directors/officers services valued at $500 each.

On December 20, 2003, by agreement with one of the four founding directors/officers upon his resignation from the Company, the Company cancelled 4,500,000 shares initially issued to the officer/director, leaving him with 1,000,000 shares, and issued the individual a warrant to purchase 1,000,000 shares of common stock for $1.00 per share until December 20, 2006.

On April 24, 2004, by agreement with one of the four founding directors/officers upon his resignation from the Company, the Company cancelled 4,000,000 shares initially issued to the officer/director, leaving him with 1,000,000 shares, and issued the individual a warrant to purchase 1,000,000 shares of common stock for $1.00 per share until April 24, 2007.

By a consulting agreement dated March 2, 2004, the Company issued Pilot 1,500,000 shares of common stock for management and consulting services to be performed over a one year period. The shares were valued at $1,000.

By a consulting agreement dated March 30, 2004, the Company issued a foreign individual investor 1,750,000 shares of common stock for management and consulting services to be performed over a six month period. The shares were valued at $1,167.

Equity Financing

On April 24, 2004, the Company executed a Regulation S Securities Purchase Agreement (the Purchase Agreement) with a foreign investor to provide working capital for the Company's development activities. Under the Purchase Agreement, the Company agreed to sell the investor up to 4,000,000 common shares for $.30 per share until December 31, 2004. In a series of purchases from June 21, 2004 to September 2, 2004, the investor subscribed and paid for 1,016,666 shares, for a total consideration of $305,000.

During the three months ended December 31, 2004, the investor further subscribed and paid for an additional 1,388,334 common shares, for total gross proceeds of $416,500. Of these proceeds, $21,000 was paid by the investor directly to an unrelated company for professional fees, which is included in professional fees in the accompanying December 2004 statement of operations.

Contributed Capital

Contributed capital since inception of $42,300 consists of non-cash services provided by three founding shareholders/officers.


NOTE 9 - INCOME TAXES

There was no current federal tax provision or benefit recorded for any period since inception, nor were there any recorded deferred income tax assets, as such amounts were completely offset by valuation allowances. The Company has a net operating loss carryover for income tax purposes of $240,393 as of September 30, 2004, which expires in 2024. The following is an analysis of deferred tax assets as of September 30, 2004:

                                            Deferred   Valuation
                                           Tax Assets  Allowance   Balance
                                           ----------  ----------  ---------
Deferred tax assets at September 30, 2004  $   91,207  $  (91,207) $     -0-

The deferred tax assets were computed at an effective combined federal and state income tax rate of 38 percent. In accordance with SFAS No. 109, the valuation allowance was based on the results of operations as of September 30, 2004. Because it is uncertain as to whether the Company will have taxable income in future periods to realize any deferred tax benefits arising from this loss carryover, none have been recorded as of September 30, 2004.

The  following  is  a  reconciliation   from  the  expected  statutory  combined
federal/state income tax rate to the Company's actual income tax rate for the period from inception through September 30, 2004:

Expected income tax (benefit) at combined
federal/state statutory tax rate                 (38%)
Valuation allowance                               38%
                                                 ----
Actual income tax (benefit)                        0%
                                                 =====

For the three months ended December 31, 2004, additional deferred tax assets and valuation allowance amounted to $73,199, compared to $22,022 for the comparable period of 2003.
                                      F-10

NOTE 10 - SUPPLEMENTAL CASH FLOW INFORMATION

Cash flows affecting the cash in escrow and the related funds held for investor in the accompanying balance sheets are not presented in the accompanying statements of cash flows. As disclosed in Note 2, the Company is an escrow agent on behalf of an investor, and therefore has no financial rights or obligations associated with these accounts. As disclosed in Note 8, from inception to September 30, 2004 and the three months ended December 31, 2004, $5,000 and $18,000, respectively, was paid directly by the investor for offering costs.


NOTE 11 - SUBSEQUENT EVENTS

Distribution Agreement

     Effective as of January 1, 2005, the Company entered into a Sole Distributor Agreement with Netconx D&C Wireless, LLC (NCX), under which the Company has the right to purchase wireless cards for access points at a fixed price for three years, subject to adjustments based on changes in NCX's cost for the cards. The Company may use the cards for internal use or may resale the wireless cards to third-party users. In the event the Company resells the cards to third parties, the Company is obligated to pay additional amounts based on the gross profit realized from the sale. In addition, the Company is obligated to pay an additional $100 royalty on each outdoor access point that is manufactured from a card. The Company is obligated to make the cards and access points available for sale to third parties at a reasonable price, and NCX is barred from reselling the cards or access points to third parties. Pursuant to the Sole Distributor Agreement, the Company issued NCX 2,000,000 shares of common stock, which is subject to cancellation on a pro rata basis in the event the Sole Distributor Agreement is terminated for any reason within three years of its date. In addition, 1,000,000 of the shares are subject to cancellation in the event the Chief Information Officer's employment with the Company (see note under Employment Agreements) is terminated for any reason within three years of the date of the Sole Distributor Agreement. Another 1,000,000 of the shares are subject to cancellation in the event the Chief Technical Officer's employment with the Company (see note under Employment Agreements) is terminated for any reason within three years of the date of the Sole Distributor Agreement.

Extension of Regulation S Securities Purchase Agreement

     Effective January 1, 2005, the Company extended the term of a Purchase Agreement (see Note 8) with the investor from December 31, 2004 to September 30, 2005. In consideration for the extension, the Company issued the investor a warrant to purchase 500,000 shares of common stock for $0.30 per share until June 30, 2008.

Employment Agreements

     As of March 31, 2005, the Company entered into written employment agreements with its executive officers, as follows:

o The CEO for three years ending December 31, 2007 at an annual salary of $80,000 per year.

o The CFO for three years ending December 31, 2007 at an annual salary of $80,000 per year.

o The Chief Information Officer for three years ending December 31, 2007. Until the Company reaches monthly revenues of $57,000 per month for three consecutive months, this officer's compensation is $5,000 for each property in which the Company's wireless internet system is successfully deployed and operating. After the Company reaches monthly revenues of $57,000, this officer's compensation will be an annual salary of $100,000 per year. In addition, the Company granted this officer warrants to purchase 500,000 shares of common stock at $1.00 at any time until December 31, 2007. This individual is an officer and shareholder of NCX, with which the Company has executed a Sole Distributor Agreement (see note under Distribution Agreement).

o The Chief Technical Officer for three years ending December 31, 2007. Until the Company reaches monthly revenues of $57,000 per month for three consecutive months, this officer's compensation is $5,000 for each property in which the Company's wireless internet system is successfully deployed and operating. After the Company reaches monthly revenues of $57,000, this officer's compensation will be an annual salary of $100,000 per year. In addition, the Company granted this officer warrants to purchase 500,000 shares of common stock at $1.00 at any time until December 31, 2007. This individual is an officer and shareholder of NCX, with which the Company has executed a Sole Distributor Agreement (see note under Distribution Agreement).

     The employment agreements with the Company's officers each contain provisions that bar the officer from competing with the Company, from soliciting Company employees or customers, or from disclosing Company confidential information or trade secrets during employment and for a period of time thereafter. In addition, the employment agreements contain provisions that prevent the employee from selling any of the Company's common stock, except in amounts less than are permitted under Rule 144.

Advances to Officers
In March 2005, cash advances of $45,200 each were made by the Company to its CEO and CFO, which were unsecured and had no repayment terms. On May 4, 2005, $90,000 of these advances was repaid to the Company by the officers via personal loans obtained from a foreign individual investor. The loan terms stipulate that, on April 25, 2008, each officer is to repay the stockholder one payment of $50,000 for principal and accrued interest. In addition, each officer is to sell the stockholder 400,000 shares of personally-held common stock of the Company. The loans are collateralized by each officer's pledge of 150,000 shares of personally-held common stock of the Company. The loan terms do not involve any encumbrances or guarantees by the Company.

                                5,046,666 Shares

                            O2 SECURE WIRELESS, INC.

                                  Common Stock

                               ------------------

                                   PROSPECTUS
                               ____________, 2005

                               ------------------



Until [__________], 2005, all dealers that buy, sell, or trade the common stock, may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

     Our articles of incorporation include provisions to (1) indemnify the directors and officers to the fullest extent permitted by the Georgia Business Corporation Code, except as limited by our bylaws, and (2) eliminate the personal liability of directors and officers for monetary damages resulting from breaches of their duty of care, except for any appropriation of a business opportunity from us, actions or omissions involving intentional misconduct of a knowing violation of the law, any transaction of which the director received an improper personal benefit, and any act of the types set forth in O.C.G.A. ss.14-2-832. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

     Our bylaws include a provision under which we are obligated to indemnify our directors and officers to the fullest extent possible against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against any director or officer arising from or related to his or her acts as a director or officer of us or our subsidiaries. Such indemnification shall continue as to a person who ceases to be a director or officer. Advances for expenses may be made if the director or officer affirms in writing that he/she believes he/she has met the standards and that he/she will personally repay the expense if it is determined such officer or director did not meet the standards.

     At this time we do not have directors or officers liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee                    $891*
Printing and Engraving Expenses                                     $10,000*
Accounting Fees and Expenses                                         $5,000*
Legal Fees and Expenses                                             $25,000*
Miscellaneous                                                        $2,500*
                                                              -------------
TOTAL                                                               $43,391*
                                                              -------------

* Estimates only.

Recent Sales Of Unregistered Securities

     During the last three years, we have issued unregistered  securities to the
persons,   as  described  below.  None  of  these   transactions   involved  any


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Recent Sales Of Unregistered Securities - continued

underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder, or Regulation S. All recipients had adequate access, though their relationships with us, to information about us.

     On October 29, 2003, at our formation, we issued the following shares of common stock to our founders:

                    T. Scott Conley        6,000,000 shares
                    Keith A. Greaves       5,000,000 shares
                    Neal Butler            5,500,000 shares
                    Michael Price          5,000,000 shares


     On December 20, 2003, in connection with Neal Butler's resignation as an officer, director and employee, Mr. Butler agreed to cancel 4,500,000 of his shares, and we issued Mr. Butler a warrant to purchase 1,000,000 shares of common stock at $1.00 per share at any time until December 20, 2006.

     On March 2, 2004, we issued Pilot Corporate Services, Inc. 1,500,000 shares of common stock for consulting services pursuant to a consulting agreement dated the same date.

     On March 30, 2004, we issued Dominic Richardson 1,750,000 shares of common stock for consulting services pursuant to a consulting agreement dated the same date.

     On April 24, 2004, in connection with Michael Price's resignation as an officer, director and employee, Mr. Price agreed to cancel 4,000,000 of his shares, and we issued Mr. Price a warrant to purchase 1,000,000 shares of common stock at $1.00 per share at any time until April 24, 2007.

     On April 24, 2004, we entered into a Regulation S Securities Purchase Agreement (the "Regulation S Agreement") with Transfer Management, Inc. ("TM"), under which we agreed to sell TM up to 4,000,000 shares of our common stock at $0.30 per share at any time, and from time to time as TM so elects, until December 31, 2004. We subsequently agreed with TM to extend the term of the agreement to September 30, 2005. In connection with the agreement to extend the term of the Regulation S Agreement, we issued TM warrants to purchase 500,000 shares of common at $0.30 per share exerciseable until June 30, 2008. Under the Regulation S Agreement, we agreed to register the shares purchased by TM, whether held by TM or any transferee of TM, at our expense. Under the Regulation S Agreement, TM purchased 1,016,667 shares for $305,000 during the period ended September 30, 2004, 1,388,333 shares for $416,500 during the quarter ended
December 31, 2004, and 855,291 shares for $256,587 during the quarter ended March 31, 2005. We believe that the sale of shares under the Regulation S Agreement was exempt from registration under Rule 903(a) and (b)(3) because the Regulation S Agreement, and all sales thereunder, were conducted in an "offshore transaction," no directed selling efforts were made in the United States by any party, TM is not a U.S. Person, the Regulation S Agreement contained a certification from TM as to the facts set forth in Rule 903(b)(3)(iii)(B) and
(4), and the securities issued under the Regulation S Agreement contained a restrictive legend prohibiting their transfer except under Regulation S, a registration statement, or an available exemption from registration.

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

Exhibits

 Exhibit Number   Description and Incorporation by Reference
--------------- ----------------------------------------------------------------
      3.1       Articles of Incorporation
      3.2       Amendment to Articles of Incorporation
      3.3       By-Laws of the Company
      4.1       Form of Common Stock Certificate of the Company
      4.2       Form of Warrant Agreement
      5         Opinion of Weizenecker, Mottern & Fisher, P.C.
     10.1       Employment Agreement with T. Scott Conley
     10.2       Employment Agreement with Keith A. Greaves
     10.3       Employment Agreement with Craig C. Sellars
     10.4       Sole Distributorship Agreement with Netconx D&C Wireless, LLC
     10.5       Agreement with Pilot Corporate Services, Inc.
     10.6       Consulting Agreement with Dominic Richardson
     10.7       Regulation S Securities Purchase Agreement
     21         None
     23.1       Consent of Braverman International, P.C.
     23.2       Consent of Weizenecker, Mottern & Fisher, P.C.*
     99         Audit report for Period from Inception (October 29, 2003)
                 to September 30, 2004 by Braverman International, Inc.

*Included in Exhibit 5.

Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

     (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) Include any additional or changed material information on the plan of distribution;

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

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Undertakings - continued

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, on May 11, 2005.

                                           O2 Secure Wireless Incorporated


Dated: May 12, 2005                        /s/ T. Scott Conley
                                           -----------------------------------
                                               T. Scott Conley,
                                               Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


Dated: May 12, 2005                        /s/ T. Scott Conley
                                           -----------------------------------
                                               T. Scott Conley, Chairman

Dated: May 12, 2005                        /s/ Keith A. Greaves
                                           -----------------------------------
                                               Keith A. Greaves, Director



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